Exhibit 4.2

Ayr Strategies Inc.

(Formerly Cannabis Strategies Acquisition Corp.)

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(EXPRESSED IN UNITED STATES DOLLARS)

Ayr Strategies Inc.

(formerly, Cannabis Strategies Acquisition Corp.)

Consolidated Financial Statements

December 31, 2019 and 2018

Management’s Responsibility for Financial Reporting	1

Independent Auditor’s Report

Consolidated Financial Statements

Consolidated Statements of Financial Position	4

Consolidated Statements of Loss and Comprehensive Loss	5

Consolidated Statements of Changes in Shareholders’ Equity (Deficiency)	6

Consolidated Statements of Cash Flows	7

Notes to the Consolidated Financial Statements	8 - 53

MANAGEMENT’S RESPONSIBILITY FOR

FINANCIAL REPORTING

Management’s Responsibility

To the Shareholders of Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.):

The accompanying consolidated financial statements and accompanying notes in this report were prepared by management of Ayr Strategies Inc., reviewed by the Audit Committee and approved by the Board of Directors.

Management is responsible for the preparation of the consolidated financial statements and believes that they fairly present the Corporation’s financial condition and results of operation in conformity with International Financial Reporting Standards. Management has included in the Corporation’s consolidated financial statements amounts based on estimates and judgments that it believes are reasonable, under the circumstances.

March 20, 2020

“Jonathan Sandelman” (signed)	“Charles Miles” (signed)
Director	Director

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)

Consolidated Statements of Financial Position

(Expressed in United States Dollars)

	As at
		December 31, 2018
	December 31, 2019	Restated (Note 3.23)
	$	$
ASSETS
Current
Cash and cash equivalents	8,403,196	109,952
Accounts receivable	2,621,239	-
Due from related parties [Note 13]	85,000	-
Inventory [Note 6]	13,718,840	-
Biological assets [Note 7]	2,935,144	-
Prepaid expenses and other assets	2,163,329	274,886
	29,926,748	384,838
Non-current
Restricted cash and short-term investments held in escrow [Note 8]	-	99,684,243
Property, plant and equipment [Note 9]	37,152,861	-
Intangible assets [Note 10]	189,802,136	-
Right-of-use assets [Note 11]	12,315,417	-
Goodwill [Note 5]	84,837,304	-
Equity investments [Note 12]	427,399	-
Other assets	638,394	-
Total assets	355,100,259	100,069,081

LIABILITIES
Current
Trade payables	6,806,053	-
Accrued liabilities	5,123,865	2,489,096
Advances from related parties [Note 13]	-	536,382
Lease obligations - current portion [Note 11]	1,087,835	-
Purchase consideration payable [Note 5]	9,831,700	-
Income tax payable [Note 23]	5,202,943	-
Debts payable - current portion [Note 14]	6,628,843	-
	34,681,239	3,025,478
Non-current
Deferred underwriters commission	-	3,457,154
Deferred tax liabilities [Note 23]	41,077,761	-
Class A Restricted Voting Shares subject to redemption	-	145,694,363
Warrant liability [Note 16]	36,874,124	23,983,372
Lease obligations - non-current portion [Note 11]	13,033,310	-
Contingent consideration [Notes 5 and 16]	22,656,980	-
Debts payable - non-current portion [Note 14]	37,366,818	-
Accrued interest payable	815,662	-
Total liabilities	186,505,894	176,160,367

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Share capital [Note 15]	382,210,006	1,821,997
Treasury stock	(245,469)	-
Contributed surplus	28,879,225	-
Accumulated other comprehensive income	3,265,610	3,422,120
Deficit	(245,515,007)	(81,335,403)
Total shareholders’ equity (deficiency)	168,594,365	(76,091,286)
Total liabilities and shareholders’ equity	355,100,259	100,069,081

Nature of operations [Note 1]

Commitments and Contingencies [Note 21]

Subsequent events [Note 24]

Approved on behalf of the Board:

“Jonathan Sandelman” (signed)	“Charles Miles” (signed)
Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)

Consolidated Statements of Loss and Comprehensive loss

(Expressed in United States Dollars)

	Year Ended
		December 31, 2018
	December 31, 2019	Restated (Note 3.23)
	$	$

Revenues, net of discounts	75,195,556	-

Cost of goods sold excluding fair value items	37,009,909	-
Incremental costs to acquire cannabis inventory in a business combination [Note 5]	3,764,678	-
Cost of goods sold	40,774,587	-

Gross profit before fair value adjustments	34,420,969	-

Fair value adjustment on sale of cultivated inventory	(18,272,212)	-
Unrealized gain on biological asset transformation [Note 7]	10,108,105	-

Gross profit	26,256,862	-

Expenses
General and administrative [Note 18]	19,036,452	3,241,993
Sales and marketing	1,345,009	-
Depreciation [Notes 9 and 11]	1,392,994	-
Amortization [Note 10]	7,222,595	-
Stock-based compensation [Note 20]	28,879,225	-
Acquisition expense [Note 5]	5,847,800	-
Total expenses	63,724,075	3,241,993

Loss from operations	(37,467,213)	(3,241,993)

Other (expense) income
Share of loss on equity investments [Note 12]	(72,600)	-
Transaction costs	-	(454,288)
Foreign exchange	(141,106)	-
Unrealized loss - changes to fair value of financial liabilities [Note 16]	(119,235,147)	(72,351,356)
Interest expense	(3,035,492)	-
Interest income	404,835	932,867
Other	202,610	-
Total other expense	(121,876,900)	(71,872,777)

Loss before income tax	(159,344,113)	(75,114,770)

Current tax [Note 23]	(8,728,061)	-
Deferred tax [Note 23]	3,892,570	-

Net loss	(164,179,604)	(75,114,770)

Foreign currency translation adjustment	(156,510)	3,504,595

Net loss and comprehensive loss	(164,336,114)	(71,610,175)

Basic and diluted net loss per share [Note 19]	(9.43)	(20.26)

Weighted average number of shares outstanding (basic and diluted) [Note 19]	17,404,742	3,707,710

The accompanying notes are an integral part of these consolidated financial statements.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)

Consolidated Statements of Changes in Shareholders’ Equity (Deficiency)

(Expressed in United States Dollars)

	Share Capital								Treasury Stock			Accumulated	Deficit	Total
	Class B shares		Multiple Voting Shares		Subordinate Voting Shares		Exchangeable Shares				Contributed	other comprehensive
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount	surplus	income (loss)
	#	$	#	$	#	$	#	$	#	$	$	$	$	$

Balance, December 31, 2018 - Restated (Note 3.23)	3,696,486	1,821,997	-	-	-	-	-	-	-	-	-	3,422,120	(81,335,403)	(76,091,286)

Share exchange - Qualifying Transaction [Notes 1 and 5]	(3,696,486)	(1,821,997)	3,696,486	1,821,997	13,474,000	248,411,016	-	-	-	-	-	-	-	248,411,016

Share issuance - Qualifying Transaction [Note 5]	-	-	-	-	-	-	7,983,887	125,421,479	-	-	-	-	-	125,421,479

Stock-based compensation [Note 20]	-	-	-	-	-	-	-	-	-	-	28,879,225	-	-	28,879,225

Exercise of Rights [Note 1]	-	-	-	-	1,059,685	-	-	-	-	-	-	-	-	-

Exercise of Warrants [Note 1]	-	-	-	-	298,200	3,376,539	-	-	-	-	-	-	-	3,376,539

Share issuance - make-whole [Note 16]	-	-	-	-	-	-	389,905	3,245,180	-	-	-	-	-	3,245,180

Repurchase of Subordinate Voting Shares [Note 1]	-	-	-	-	(7,400)	(66,205)	-	-	(29,500)	(245,469)	-	-	-	(311,674)

Net loss for the year	-	-	-	-	-	-	-	-	-	-	-	-	(164,179,604)	(164,179,604)

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	(156,510)	-	(156,510)

Balance, December 31, 2019	-	-	3,696,486	1,821,997	14,824,485	251,721,350	8,373,792	128,666,659	(29,500)	(245,469)	28,879,225	3,265,610	(245,515,007)	168,594,365

Balance, December 31, 2017 - Restated (Note 3.23)	3,912,110	1,738,590	-	-	-	-	-	-	-	-	-	(82,475)	(6,220,633)	(4,564,518)

Issuance of Class B units to Sponsor	12,188	95,399	-	-	-	-	-	-	-	-	-	-	-	95,399

Allocation of proceeds received pursuant to the offering, over-allotment option and attributed to warrants	-	(7,155)	-	-	-	-	-	-	-	-	-	-	-	(7,155)

Transaction costs	-	(4,837)	-	-	-	-	-	-	-	-	-	-	-	(4,837)

Forfeiture of founders Class B shares	(227,812)	-	-	-	-	-	-	-	-	-	-	-	-	-

Net loss for the year	-	-	-	-	-	-	-	-	-	-	-	-	(75,114,770)	(75,114,770)

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	3,504,595	-	3,504,595

Balance, December 31, 2018 - Restated (Note 3.23)	3,696,486	1,821,997	-	-	-	-	-	-	-	-	-	3,422,120	(81,335,403)	(76,091,286)

The accompanying notes are an integral part of these consolidated financial statements.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)

Consolidated Statements of Cash Flows

(Expressed in United States Dollars)

	Year Ended
		December 31, 2018
	December 31, 2019	Restated (Note 3.23)
	$	$
Operating activities
Net loss	(164,179,604)	(75,114,770)
Adjustments for:
Acquisition costs associated with financing activities	129,235	454,288
Net unrealized loss on changes in the fair value of financial liabilities	119,235,147	72,351,356
Stock-based compensation	28,879,225	-
Depreciation	2,172,373	-
Amortization on intangible assets	8,137,864	-
Share of loss on equity investments	72,600	-
Incremental costs to acquire cannabis inventory in a business combination	3,764,678	-
Fair value adjustment on sale of cultivated inventory	18,272,212	-
Unrealized gain on biological asset transformation	(10,108,105)	-
Deferred tax benefit	(3,892,570)	-
Interest accretion	1,652,510	-
Interest income	-	(932,867)
Changes in non-cash operations, net of business acquisition:
Accounts receivable	(1,308,328)	-
Inventory and biological assets	(5,809,848)	-
Prepaid expenses and other assets	(1,459,072)	(272,021)
Trade payables	2,992,073	-
Accrued liabilities	(179,574)	2,195,529
Income tax payable	5,202,943	-
Cash provided by (used in) operating activities	3,573,759	(1,318,485)

Investing activities
Transfer of (Investment in) restricted cash and short term investments held in escrow and interest income	99,684,243	(7,526,058)
Purchase of property, plant and equipment	(14,417,635)	-
Deferred underwriters commission paid	(3,457,154)	263,415
Cash paid for business combinations, net of cash acquired	(74,714,171)	-
Cash paid for business combinations, working capital	(547,042)	-
Payments for interests in equity accounted investments	(500,000)	-
Advances (to) from related corporation	(809,191)	120,105
Cash provided by (used in) investing activities	5,239,050	(7,142,538)

Financing activities
Proceeds from issuance of Class A Restricted Voting Shares and Class B shares	-	8,328,708
Proceeds from exercise of Warrants	2,460,150	-
Redemption of Class A Restricted Voting Shares	(7,519)	-
Repayments of debts payable	(2,879,329)	-
Repayments of lease obligations (principal portion)	(763,878)	-
Repurchase of Subordinate Voting Shares	(311,674)	-
Cash (used in) provided by financing activities	(1,502,250)	8,328,708

Net increase (decrease) in cash	7,310,559	(132,315)
Effect of foreign currency translation	982,685	(1,180,907)
Cash and cash equivalents, beginning of the year	109,952	1,423,174
Cash and cash equivalents, end of the year	8,403,196	109,952

Supplemental disclosure of cash flow information:
Interest paid during the year	1,679,612	-
Taxes paid during the year	3,525,118	-

The accompanying notes are an integral part of these consolidated financial statements.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

1.	NATURE OF OPERATIONS (EXPRESSED IN USD UNLESS OTHERWISE INDICATED)

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.) (“Ayr” or “the Corporation”) is a vertically-integrated multi-state operator in the U.S. cannabis sector, with an initial anchor portfolio in Massachusetts and Nevada. Through its operating companies, Ayr is a leading cultivator, manufacturer and retailer of cannabis products and branded cannabis packaged goods. The Corporation was previously a special purpose acquisition corporation which was incorporated for the purpose of effecting an acquisition of one or more businesses or assets, by way of a merger, amalgamation, arrangement, share exchange, asset acquisition, share purchase, reorganization, or any other similar business combination involving the Corporation, referred to as the Corporation’s “Qualifying Transaction”. The Corporation had only one operating segment, cannabis sales, during the year ended December 31, 2019. As the Corporation has experienced rapid growth with the Qualifying Transaction, operating segments will be further analyzed and are subject to future change. The Corporation is a reporting issuer in each of the provinces and territories of Canada, other than Quebec.

On May 24, 2019, the Corporation completed its concurrent acquisitions of the target businesses of Washoe Wellness, LLC (“Washoe”), The Canopy NV, LLC (“Canopy”), Sira Naturals, Inc. (“Sira”), LivFree Wellness, LLC (“LivFree”) and CannaPunch of Nevada LLC (“CannaPunch”), which collectively constituted its Qualifying Transaction (collectively, the “Qualifying Transaction”). In connection with the closing of the Qualifying Transaction, all non-redeemed Class A Restricted Voting Shares (as defined below) were automatically converted into subordinate voting shares of the Corporation (the “Subordinate Voting Shares”), and all Class B shares of the Corporation (the “Class B Shares”) were automatically converted into multiple voting shares of the Corporation (the “Multiple Voting Shares”). Following the closing of the Qualifying Transaction, the Subordinate Voting Shares, the Warrants and the Rights began trading on the NEO Exchange Inc. (the “NEO Exchange”) under the symbols “AYR.A”, “AYR.WT” and “AYR.RT”, respectively, while the Multiple Voting Shares were not listed on the NEO Exchange. On August 20, 2019, the Corporation stopped trading on the NEO Exchange and began trading on the Canadian Stock Exchange (the “CSE”), under the same symbols. On June 26, 2019, the Corporation began trading on the Over-the-Counter Market (“OTC”) in the U.S. and traded under the symbol “CBAQF”. On July 5, 2019, the Corporation was approved to change its OTC symbol to “AYRSF”.

Each Multiple Voting Share has 25 votes per share (subject, in the case of the Sponsor, to the terms of the Voting Agreement), whereas each Subordinate Voting Share has one vote per share. The Multiple Voting Shares are convertible, at the discretion of the holders in accordance with their terms, into Subordinate Voting Shares on a one-for-one basis. However, the Multiple Voting Shares are subject to certain sunset provisions, as follows: the Multiple Voting Shares are automatically convertible into Subordinate Voting Shares on a one-for-one basis, on the earlier of: (i) the date on which the aggregate number of Multiple Voting Shares has been reduced to less than 33 1/3% of those issued and outstanding on the first date of issuance thereof, and (ii) the date that is five years from the date of closing of the Qualifying Transaction.

On December 31, 2018, the Corporation changed its financial year end to December 31 to better synchronize its financial reporting with that of its proposed target businesses in connection with its proposed Qualifying Transaction. On May 24, 2019, in connection with its continuance into British Columbia, the Corporation changed its name from “Cannabis Strategies Acquisition Corp.” to “Ayr Strategies Inc.”.

The Corporation was incorporated on July 31, 2017 under the Business Corporations Act (Ontario) and continued on May 24, 2019 into British Columbia under the Business Corporations Act (British Columbia) in connection with its Qualifying Transaction. The registered office of the Corporation is located at 666 Burrard Street, Suite 1700, Vancouver, British Columbia V6C 2X8. The head office of the Corporation is located at 590 Madison Avenue, 26th Floor, New York, New York, 10022.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

1.	NATURE OF OPERATIONS (EXPRESSED IN USD UNLESS OTHERWISE INDICATED) (Continued)

On December 21, 2017, the Corporation completed its initial public offering (the “Offering”) of 12,500,000 Class A Restricted Voting units (“Class A Restricted Voting Units”) at CDN$10.00 per Class A Restricted Voting Unit. Each Class A Restricted Voting Unit consisted of one redeemable Class A restricted voting share (“Class A Restricted Voting Share”), one share purchase warrant (each, a “Warrant”) and one right (each, a “Right”).

In connection with the Offering, the Corporation granted the underwriter, Canaccord Genuity Corp. (the “Underwriter”), a 30 day non-transferable option (the “Over-Allotment Option”) to purchase up to an additional 1,875,000 Class A Restricted Voting Units, at a price of CDN$10.00 per Class A Restricted Voting Unit, to cover over allotments, if any, and for market stabilization purposes. On January 19, 2018, the Underwriter partially exercised its Over-Allotment Option to acquire an additional 975,000 Class A Restricted Voting Units, and as a result, an aggregate of 13,475,000 Class A Restricted Voting Units were issued pursuant to the Offering (for aggregate proceeds of CDN$134,750,000).

Each Class A Restricted Voting Unit commenced trading on December 21, 2017 on the NEO Exchange under the symbol “CSA.UN”, and separated into its underlying Class A Restricted Voting Share, Warrant and Right following the close of business on January 30, 2018, (40 days following the closing of the Offering). Until closing of the Qualifying Transaction, the Class A Restricted Voting Units, the Warrants (including the Founders’ Warrants (as defined below) and the Warrants underlying the Class B Units (as defined below)) and the Rights traded under the symbols “CSA.A”, “CSA.WT” and “CSA.RT”, respectively. The Class B Shares issued to the Founders (as defined below) and the Class B Units issued to the Sponsor (as defined below) were not listed on the NEO Exchange.

Concurrent with the completion of the Offering, for total proceeds of CDN$25,000, Mercer Park CB, L.P. (the “Sponsor”), a limited partnership formed under the laws of the State of Delaware, indirectly controlled by Mercer Park, L.P., a privately held family office based in New York, New York and Kamaldeep Thindal and Charles Miles (or persons or companies controlled by them) (collectively with the Sponsor, the “Founders”) purchased an aggregate of 3,434,298 Class B Shares (“Founders’ Shares”), consisting of 3,415,438 Class B Shares purchased by the Sponsor, 9,430 Class B Shares purchased by Kamaldeep Thindal, and 9,430 Class B Shares purchased by Charles Miles, including the forfeiture without compensation of an aggregate of 227,812 Founders’ Shares by the Founders due to the partial exercise of the Over-Allotment Option). In addition, in connection with the Offering (and following the exercise of the Over-Allotment Option), the Sponsor purchased an aggregate of 262,188 Class B Units (the “Class B Units”) at CDN$10.00 per Class B Unit and 2,621,870 Warrants (“Founders’ Warrants”) at CDN$1.00 per Founders’ Warrant. Each Class B Unit consisted of one Class B Share, one Warrant and one Right. The Founders’ Warrants were subject to the same terms and conditions as the Warrants underlying the Class A Restricted Voting Units and Class B Units. The Rights underlying the Class B Units were subject to the same terms and conditions as the Rights underlying the Class A Restricted Voting Units.

The proceeds of CDN$134,750,000 from the Offering (including the partial exercise of the Over-Allotment Option) were held by Odyssey Trust Corporation, acting as escrow agent, in an escrow account (the “Escrow Account”) at a Canadian chartered bank or subsidiary thereof, in accordance with the escrow agreement. Subject to applicable law and payment of certain taxes, permitted redemptions and certain expenses, as further described herein, none of the funds held in the Escrow Account were permitted to be released to the Corporation prior to the closing of the Qualifying Transaction. The escrowed funds were held to enable the Corporation to: (i) satisfy redemptions made by holders of Class A Restricted Voting Shares; (ii) fund the Qualifying Transaction with the net proceeds following payment of any such redemptions and deferred underwriting commissions, and/or (iii) pay taxes on amounts earned on the escrowed funds and certain permitted expenses. Such escrowed funds and all amounts earned, subject to such obligations and applicable law, were assets of the Corporation. The deferred underwriting commissions were paid through the escrow account on completion of the Qualifying Transaction.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

1.	NATURE OF OPERATIONS (EXPRESSED IN USD UNLESS OTHERWISE INDICATED) (Continued)

On September 12, 2018, the Corporation incorporated a wholly owned subsidiary in Nevada, United States, named CSAC Holdings Inc., to facilitate the proposed Qualifying Transaction. On September 17, 2018, CSAC Holdings Inc. incorporated a wholly owned subsidiary in Nevada, United States, named CSAC Acquisition Inc. (“CSAC AcquisitionCo”).

Following the closing of the Qualifying Transaction, each of the 13,474,000 non-redeemed Class A Restricted Voting Shares was automatically converted into one Subordinate Voting Share. Each Warrant is exercisable to purchase one Subordinate Voting Share and each Right represents the entitlement to automatically receive, for no additional consideration, one tenth (1/10) of one Subordinate Voting Share. All Warrants became exercisable at a price of CDN$11.50 per share, effective 65 days after the completion of the Qualifying Transaction (on July 28, 2019) and will expire on the day that is five years after the completion of the Qualifying Transaction (being May 24, 2024), and will (except in the case of certain Warrants held by the Sponsor) expire earlier if the expiry date of the Warrants is accelerated. Holders of Warrants were granted an additional right (the “Early Exercise Right”) to exercise, for cash only, their Warrants at any time commencing on July 15, 2019 until July 26, 2019 (the “Early Exercise Period”). For each Warrant duly exercised during the Early Exercise Period, Ayr paid a commitment fee of CDN$0.50, which was offset against the payment of the applicable exercise price, resulting in a net payment of CDN$11.00. Throughout the Early Exercise Period, 298,200 warrants were exercised at a price of $8.25 (CDN$11), resulting in proceeds of $2.4 million (CDN$3.3 million).

In addition to regulatory approvals, consummation of the Qualifying Transaction required approval by (i) a majority of the directors unrelated to the Qualifying Transaction, and (ii) a majority of the holders of the Class A Restricted Voting Shares and Class B Shares, voting together as if they were a single class of shares. Approval was obtained at a shareholders meeting to consider the Qualifying Transaction, held on March 18, 2019.

Irrespective of whether they voted for or against, or did not vote on the proposed Qualifying Transaction, holders of Class A Restricted Voting Shares were entitled to elect to redeem all or a portion of their Class A Restricted Voting Shares at a per share price, payable in cash, equal to the pro rata portion per Class A Restricted Voting Share of: (A) the escrowed funds available in the Escrow Account at the time of the shareholders meeting, including interest and other amounts earned thereon; less (B) an amount equal to the total of (i) applicable taxes payable by the Corporation on such interest and other amounts earned in the Escrow Account and (ii) actual and expected direct expenses related to the redemption, each as reasonably determined by the Corporation, subject to certain limitations. Each holder of Class A Restricted Voting Shares, together with any affiliate of such holder or any other person with whom such holder or affiliate is acting jointly or in concert, were subject to a redemption limitation of an aggregate 15% of the number of Class A Restricted Voting Shares issued and outstanding. Class B Shares were not redeemable in connection with the Qualifying Transaction. In connection with the Qualifying Transaction, 1,000 Class A Restricted Voting Shares were redeemed at a redemption price of CDN$10.11 per share.

On October 1, 2019, the Corporation commenced a stock repurchase program for up to 5% of outstanding Subordinate Voting Shares. The program lasts for 12 months and the maximum number of Subordinate Voting Shares able to be repurchased are 725,892. As at December 31, 2019, the Corporation has repurchased 36,900 shares under this program, of which 7,400 have been cancelled and the balance are held by the Corporation as treasury shares. Additionally, as at December 31, 2019, the Corporation had 3,140,338 rights outstanding which can be redeemed one tenth (1/10) of one Subordinate Voting Share.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

2.	BASIS OF PRESENTATION

2.1 Statement of compliance

These consolidated financial statements for the year ended December 31, 2019 (and comparative results for the year ended December 31, 2018) have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and Interpretations of the IFRS Interpretations Committee (“IFRIC”) and in effect as at December 31, 2019.

These consolidated financial statements were approved and authorized for issuance by the Board of Directors of the Corporation on March 20, 2020.

2.2 Basis of presentation and measurement

These consolidated financial statements have been prepared on the going concern basis under the historical cost basis except for certain financial instruments and biological assets, which are measured at fair value, as explained in the accounting policies set out in Note 3.

The consolidated financial statements are presented in United States dollars which, following the close of the qualifying transaction became the Corporation’s presentational currency. The Corporation’s previous presentational currency was CAD. See Note 3.23 for change in accounting policy related to the change in presentational currency. The functional currency of each entity is determined separately in accordance with International Accounting Standard IAS 21 – Foreign Exchange and is measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The functional currency of Ayr (“the parent”) is Canadian dollars (CDN$) and for each of the United States subsidiaries is United States dollars (US$ or $).

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

3.1 Basis of consolidation

The consolidated financial statements for the year ended December 31, 2019 include the accounts of the Corporation, its wholly-owned subsidiaries, and entities over which the Corporation has control as defined in IFRS 10, all of which also have a December 31 year end. Entities over which the Corporation has control are presented on a consolidated basis from the date control commences. Control exists when the Corporation is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. All of the consolidated entities were under control during the entirety of the periods for which their respective results of operations were included in the consolidated statements (i.e., from the date of the acquisitions). All intercompany balances and transactions are eliminated on consolidation. The Corporation’s consolidated subsidiaries are listed below, and are owned 100% by the Corporation unless otherwise noted:

Subsidiaries	State of operation	Purpose
Ayr Strategies Inc.	Canada	Parent Company
CSAC Holdings Inc.	NV	Corporate - Holding Company
CSAC Acquisition Inc.	NV	Corporate - Holding Company
CSAC Acquisition MA Corp. (2)	MA	Corporate - Holding Company
Ayr NJ, LLC	NV	Corporate - Holding Company
CSAC LLC (2)	NV	Corporate - Holding Company
CSAC Ohio, LLC (2)	OH	Corporate - Holding Company
Sira Naturals, Inc.	MA	Cultivation, Production, and Retail
CSAC-LivFree Wellness LLC	NV	Management Company
CSAC-Washoe Wellness LLC	NV	Management Company
CSAC-The Canopy NV LLC	NV	Management Company
CannaPunch of Nevada LLC	NV	Production
LivFree Wellness, LLC (1)(3)	NV	Retail
Washoe Wellness, LLC (1)(4)	NV	Cultivation and Production
Kynd-Strainz, LLC (1)(5)	NV	Retail
Lemon Aide, LLC (1)(5)	NV	Retail

(1)	Entered into an Equity Purchase Agreement with CSAC Acquisition, Inc. pending license transfers by the Nevada Department of Taxation Marijuana Enforcement Division. The Corporation has control through a management agreement. All intercompany balances and transactions are eliminated for consolidation.

(2)	Entities that are inactive as at December 31, 2019.

(3)	LivFree includes wholly-owned subsidiaries BP Solutions LLC; BillCo Holdings LLC; and DWC Investments, LLC.

(4)	Washoe includes wholly-owned subsidiaries Tahoe-Reno Botanicals, LLC and Tahoe-Reno Extractions, LLC.

(5)	Canopy is the parent company of Kynd-Strainz, LLC and Lemon Aide, LLC.

3.2 Revenue

IFRS 15 – Revenue from contracts with customers (“IFRS 15”) specifies how and when revenue should be recognized based on a five-step model, which is applied to all contracts with customers. The pattern and timing of revenue recognition is consistent with prior year practice. There were no adjustments recognized on the adoption of IFRS 15 in the year ended December 31, 2018. The Corporation’s accounting policy for revenue recognition under IFRS 15 is to follow a five-step model to determine the amount and timing of revenue to be recognized:

•	Identifying the contract with a customer

•	Identifying the performance obligations within the contract

•	Determining the transaction price

•	Allocating the transaction price to the performance obligations

•	Recognizing revenue when/as performance obligation(s) are satisfied.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.2 Revenue (continued)

In some cases, judgment is required in determining whether the customer is a business or the end consumer. This evaluation is made on the basis of whether the business obtains control of the product before transferring to the end consumer. Control of the product transfers at a point in time either upon shipment to or receipt by the customer, depending on the contractual terms. In determining the appropriate time of sale, the Corporation takes into consideration a) the Corporation’s right to payment for the goods or services; b) customers legal title; c) transfer of physical possession of the goods; and d) timing of acceptance of goods.

Revenue is recognized based on the sale of cannabis for a fixed price when control is transferred. The amount recognized reflects the consideration that the Corporation expects to receive taking into account any variation that is expected to result from rights of return. Dispensary revenue is recognized at the point of sale while wholesale revenue is recognized once Ayr transfers the significant risks and rewards of ownership of the goods and does not retain material involvement associated with ownership or control over the goods sold.

3.3 Cash

The Corporation considers all investments with original maturities of three months or less, that are highly liquid and readily convertible into cash, to be cash equivalents.

3.4 Restricted cash

Restricted cash meets the definition of cash but is not available for use by the Corporation.

3.5 Business combination

Acquisitions of subsidiaries and businesses are accounted for using the acquisition method. The Corporation measures goodwill as the fair value of the consideration transferred, including the recognized amount of any non-controlling interest in the acquiree, less the net recognized amount of the identifiable assets and liabilities assumed, all measured as at the acquisition date.

Consideration transferred includes the fair value of the assets transferred (including cash), the liabilities incurred by the Corporation on behalf of the acquiree, any contingent consideration and any equity interests issued by the Corporation. Transaction costs, other than those associated with the issuance of debt or equity securities that the Corporation incurs in connection with a business combination, are expensed as incurred.

The acquisition date is the date when the Corporation obtains control of the acquiree. Contingent consideration is measured at its acquisition date fair value and included as part of the consideration transferred in a business combination. Contingent consideration that is classified as a liability is re-measured at subsequent reporting dates in accordance with the criteria and guidance provided under IFRS with corresponding gain or loss recorded in the consolidated statements of loss and comprehensive loss.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.6 Inventory

Cannabis inventory at retail, work-in-process and raw materials are initially valued at the weighted average cost and subsequently measured at the lower of cost and net realizable value. Inventories of harvested cannabis are transferred from biological assets at their fair value at the point of harvest, which becomes the initial deemed cost. Any subsequent post-harvest costs, including direct costs such as materials, labor, and depreciation expense on equipment attributable to processing and related overheads, are capitalized to inventory to the extent that cost is less than net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs to sell. The Corporation reviews inventories for obsolete, redundant and slow-moving goods and any such inventories identified are written down to net realizable value.

3.7 Biological assets

The Corporation’s biological assets consist of cannabis plants, from the date of initial cutting from mother plants, which are not yet harvested. While the Corporations’ biological assets are within the scope of IAS 41 – Agriculture, the direct and indirect costs of cultivating and producing biological assets are determined using an approach similar to the capitalization criteria outlined in IAS 2 – Inventories. They include the direct cost of seeds and growing materials as well as other direct costs such as utilities and supplies used in the growing process. Indirect labor for individuals involved in the growing and quality control process is also included, as well as depreciation on production equipment, the building portion associated with the growing space, and the right-of-use asset associated with the cultivation and production facilities. All direct and indirect costs of cultivating and producing biological assets are capitalized as they are incurred, and they are subsequently recorded on the consolidated statements of loss and comprehensive loss in the period that the related product is sold. Unrealized fair value gains/losses on growth of biological assets are recorded in a separate line on the face of the consolidated statements of loss and comprehensive loss. Biological assets are measured at their fair values less costs to sell up to the point of harvest in the consolidated statements of financial position, which becomes the initial cost of harvested cannabis.

Plants grown for the purpose of taking cuttings in order to grow more quantities of the same plants. Plants are critical to the success of the business and, once mature, are held solely to create cuttings for production over their useful lives. Costs attributed to the growing of mother plants are included in the costs of biological assets.

3.8 Property, plant and equipment (“PPE”)

PPE are stated at cost less accumulated depreciation and accumulated impairment losses. The cost of an item of PPE consists of the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use and an initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.8 Property, plant and equipment (“PPE”) (continued)

Depreciation is provided at rates calculated to write off the cost of PPE, less their estimated residual value, using the straight-line method over the following expected useful lives:

•	Land – not depreciated

•	Buildings – 39 years

•	Leasehold improvements – the shorter of the useful life or life of the lease

•	Furniture and fixtures – 5 to 7 years

•	Office equipment – 3 to 5 years

•	Machinery and equipment – 5 to 15 years

•	Auto and trucks – 5 years

•	Assets under construction – Not depreciated

An item of PPE is derecognized upon disposal, when held for sale or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in the consolidated statements of loss and comprehensive loss.

Assets under construction are transferred to the appropriate asset class when available for use and depreciation of the assets commences at that point of time.

The Corporation conducts an annual assessment of the residual balances, useful lives and depreciation methods being used for PPE and any changes arising from the assessment are applied by the Corporation prospectively.

Where an item of PPE comprises major components with different useful lives, the components are accounted for as separate items of PPE. Expenditures incurred to replace a component of an item of PPE that is accounted for separately, including major inspection and overhaul expenditures are capitalized.

3.9 Intangible assets

(a) Goodwill

The Corporation measures goodwill as the fair value of the consideration transferred, including the recognized amount of any non-controlling interest in the acquiree, less the net recognized amount of the identifiable assets and liabilities assumed, all measured as at the acquisition date. Goodwill is allocated to the Cash Generating Units (“CGU” or “CGUs”) which are expected to benefit from the synergies of the combination. CGUs have been grouped for purposes of impairment testing. Impairment losses recognized in respect of a CGU, being the excess over the CGUs carrying value allocated to the assets in the CGU, are first allocated to the carrying value of goodwill and indefinite life intangibles and any excess is allocated to the carrying amount of assets in the CGU. Impairment testing is performed annually by the Corporation. Management makes estimates during impairment testing as judgment is required to determine indicators of impairment and estimates are used to measure impairment losses. The recoverable amount, as defined in Note 3.10, of goodwill is determined by using discounted future cash flows, which incorporates assumptions regarding future events, growth rates and discount rates.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.9 Intangible assets (continued)

(b) Finite life intangible assets

Intangible assets are recorded at cost, less accumulated amortization and impairment losses. Amortization is recorded on a straight-line basis over their estimated useful lives, which do not exceed the contractual period, if any. Intangible assets, which include licences, right-to-use licenses, host community agreements, and trade name/brand have useful lives of 15, 15, 15, and 5 years, respectively. Such assets are tested annually for impairment, or more frequently, if events or changes in circumstances indicate that they might be impaired. The estimated useful lives, residual values, and amortization methods are reviewed at each year-end, and any changes in estimates are accounted for prospectively.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditures are capitalized to the extent development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Corporation intends to and has sufficient resources to complete development and to use or sell the product or asset. Other development expenditures will be expensed as incurred. No development costs have been capitalized to date.

3.10 Impairment of non-financial assets

At each financial reporting date, the Corporation reviews the carrying amounts of its tangible assets to determine whether there is an indication that those assets have suffered an impairment loss. If any such indication exists, or when annual impairment testing for an asset is required, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Corporation estimates the recoverable amount of the CGU to which the assets belong.

The recoverable amount is the higher of fair value less the costs to sell and value in use. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal (“FVLCD”), recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies, discounted cash flows, or other available fair value indicators.

If the recoverable amount of an asset (or CGU) is estimated to be less than it’s carrying amount, the carrying amount of the asset (or CGU) is reduced to its recoverable amount. An impairment loss is recognized at that time.

Where an impairment loss subsequently reverses, the carrying amount of the asset (CGU) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or CGU) in prior years. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.10 Impairment of non-financial assets (continued)

Goodwill and intangible assets with indefinite useful lives are tested annually for impairment and carried at cost less accumulated impairment losses. Goodwill and intangible assets with indefinite useful lives are allocated to CGUs for purposes of impairment testing. An impairment test is performed by determining the recoverable amount of the CGU to which the goodwill or intangible assets with indefinite useful lives relates. The recoverable amount of a CGU or individual asset is the higher of its value in use and its FVLCD. Where the recoverable amount is less than the carrying amount, an impairment loss is recognized in the consolidated statements of loss and comprehensive loss. Impairment losses recognized on goodwill are not reversed in subsequent periods.

Goodwill is allocated to the CGUs, which are the lowest level that generate cash flows independent of another. The Corporation determined its CGUs are separated by state and type of operation, including cultivation, production and retail. As the CGUs are expected to benefit from synergies of a related business combination at the state level, goodwill will be grouped and tested at the state level.

3.11 Leases

Policy applicable as of January 1, 2019 – adoption of IFRS 16, also refer to Note 4

The Corporation assesses whether a contract is or contains a lease, at inception of a contract. Leases are recognized as a right-of-use asset and corresponding liability at the commencement date. Each lease payment included in the lease liability is apportioned between the repayment of the liability and a finance cost. The finance cost is recognized in net finance costs in the consolidated statements of loss and comprehensive loss over the lease period to produce a constant periodic rate of interest on the remaining balance of the liability for each period. Lease liabilities include the net present value of fixed payments (including in-substance fixed payments), variable lease payments that are based on an index or a rate or subject to a fair market value renewal, amounts expected to be payable by the lessee under residual value guarantees, the exercise price of a purchase option if the lessee is reasonably certain to exercise that option, and payments of penalties for terminating the lease, if the lease term reflects the lessee exercising that option. The Corporation allocates the consideration in the contract to each lease component on the basis of the relative standalone price of the lease component and the aggregate stand-alone price of the non-lease components. The lease liability is net of lease incentives receivable. The lease payments are discounted using the interest rate implicit in the lease or, if that rate cannot be determined, the lessee’s incremental borrowing rate. The period over which the lease payments are discounted is the reasonably certain lease term, including renewal options that the Corporation is reasonably certain to exercise. Renewal options are included in a number of leases across the Corporation.

Payments associated with short-term leases and leases of low-value assets are recognized as an expense on a straight-line basis in the consolidated statements of loss and comprehensive loss. Short-term leases are leases with a lease term of 12 months or less. Variable lease payments that do not depend on an index or a rate or are not subject to a fair market value renewal are expensed as incurred and recognized in consolidated statements of loss and comprehensive loss.

Right-of-use assets are measured at cost which is calculated as the amount of the initial measurement of lease liability plus any lease payments made at or before the commencement date, any initial direct costs and related restoration costs. The right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term or the useful life of the underlying asset. If a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects that the Corporation expects to exercise a purchase option, the related right-of-use asset is depreciated over the useful life of the underlying asset. The depreciation starts at the commencement date of the lease.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.12 Equity investments

An associate is an entity over which the Corporation exercises significant influence. Significant influence is the power to participate in the financial and operating policy of the investee but without control or joint control over those policies. Interests in associates are accounted for using the equity method and are initially recognized at cost. Subsequent to initial recognition, the carrying value of the Corporation’s interest in an associate is adjusted for the Corporation’s share of loss and distributions of the investee. The carrying value of associates is assessed for impairment at each statement of financial position date. Significant influence is presumed if the Corporation holds between 20% and 50% of the voting rights, unless evidence exists to the contrary.

Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control. Investees in which the Corporation has joint control and rights to the net assets thereof, are defined as joint ventures. Joint ventures are also accounted for under the equity method.

3.13 Non-controlling interests

Equity interests owned by parties that are not shareholders of Ayr are considered non-controlling interests. The share of net assets attributable to non-controlling interests are presented as a component of equity while the share of net loss is recognized in equity. Changes in Ayr’s ownership interest that do not result in a loss of control are accounted for as equity transactions. As at December 31, 2019, the Corporation does not have any non-controlling interests.

3.14 Borrowing costs

Borrowing costs directly attributable to the acquisition or construction of a qualifying asset are capitalized. Qualifying assets are those that require a minimum of twelve months to prepare for their intended use.

3.15 Derivatives

The Corporation evaluates all of its agreements to determine if such instruments have derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then revalued at each reporting date, with changes in the fair value reported in the Corporation’s consolidated financial statements. In calculating the fair value of derivative liabilities, the Corporation uses a valuation model when level 1 inputs are not available to estimate fair value at each reporting date (see Note 22). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the consolidated financial statements date.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.16 Loss per share

The basic loss per share is computed by dividing the net loss by the weighted average number of shares outstanding, including Subordinate Voting Shares and Multiple Voting Shares, during the period. The “treasury stock method” is used for the assumed proceeds upon the exercise of the restricted Exchangeable Share units and Warrants that are used to purchase Subordinate Voting Shares at the average market price during the period. During the year ended December 31, 2019 and December 31, 2018, all the outstanding Warrants were antidilutive. If the Corporation incurs a net loss during a reporting period, the calculation of fully diluted loss per share will not include potentially dilutive equity instruments such as restricted Exchangeable Share units and stock options therefore basic loss per share and diluted loss per share will be the same.

3.17 Stock-based payments

(a) Stock-based payment transactions

Certain employees (including directors and senior executives) of the Corporation receive a portion of their remuneration in the form of stock-based payment transactions, whereby employees render services as consideration for equity instruments (“equity settled transactions”).

Share-based payments to non-employees are measured at the fair value of goods or services received or the fair value of the equity instruments issued. In situations where equity instruments are issued to non-employees and some or all of the goods or services received by the Corporation as consideration cannot be specifically identified, they are measured at fair value of the stock-based payment.

The costs of equity-settled transactions with employees are measured by reference to the fair value of the stock price at the date on which they are granted, using an appropriate valuation model. The value of the transaction is expensed through the vesting period.

The costs of equity-settled transactions are recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (the “vesting date”).

The cumulative expense is recognized for equity-settled transactions at each reporting date until the vesting date reflects the Corporation’s best estimate of the number of equity instruments that will ultimately vest. The income or loss charge or credit for a period represents the movement in cumulative expense recognized as at the beginning and end of that period and the corresponding amount is represented in contributed surplus. At the end of each reporting period, the Corporation re-assesses its estimates of the number of awards that are expected to vest and recognizes the impact of the revisions in the consolidated statements of loss and comprehensive loss.

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether or not the market condition is satisfied provided that all other performance and/or service conditions are satisfied.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.17 Stock-based payments (continued)

(a) Stock-based payment transactions (continued)

Where the terms of an equity settled award are modified, the minimum expense recognized is the grant date fair value of the unmodified award, provided the original terms of the award are met. An additional expense is recognized for any modification which increases the total fair value of the stock-based payment arrangement or is otherwise beneficial to the employee as measured at the date of modification. Where an award is cancelled by the Corporation or the counterparty, any remaining element of the fair value of the award is derecognized at that time through the consolidated statements of loss and comprehensive loss.

The dilutive effect of outstanding options is reflected as additional dilution in the computation of earnings per share.

(b) Warrants

The Corporation measures the fair value of Warrants issued using the quoted price as the Warrants are traded. As the number of shares to be issued by the Corporation upon exercise of the Warrants is not fixed and fail the “fixed-for-fixed” criteria for equity classification, the Warrants have been classified as derivative liabilities to be measured at FVTPL.

3.18 Provisions

Provisions are recognized when the Corporation has a present obligation (legal or constructive) that has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation. Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risk specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

3.19 Financial instruments

Recognition and initial measurement

The Corporation adopted IFRS 9 – Financial Instruments on January 1, 2018 resulting in no impact on the consolidated financial statements. Financial assets and financial liabilities, including derivatives, are recognized when the Corporation becomes a party to the contractual provisions of a financial instrument or non-financial derivative contract. All financial instruments are measured at fair value on initial recognition. Transaction costs that are directly attributable to the acquisition or issuance of financial assets and financial liabilities, other than financial assets and financial liabilities classified as FVTPL (as defined below), are added to or deducted from the fair value on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities classified as FVTPL are recognized immediately in the consolidated statements of loss and comprehensive loss.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.19 Financial instruments (continued)

Classification and subsequent measurement

The Corporation classifies financial assets, at the time of initial recognition, according to the Corporation’s business model for managing the financial assets and the contractual terms of the cash flows. Financial assets are classified in the following measurement categories:

a) amortized cost (“AC”);

b) fair value through profit or loss (“FVTPL”); and

c) fair value through other comprehensive income (“FVTOCI”).

Financial assets are subsequently measured at amortized cost if both the following conditions are met and they are not designated as FVTPL: a) the financial asset is held within a business model whose objective is to hold financial assets to collect contractual cash flows; and b) the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

These assets are subsequently measured at amortized cost using the effective interest rate method, less any impairment, with gains and losses recognized in the consolidated statements of loss and comprehensive loss in the period that the asset is derecognized or impaired. All financial assets not classified as amortized cost as described above are measured at FVTPL or FVTOCI depending on the business model and cash flow characteristics. The Corporation has no financial assets measured at FVTOCI.

Financial liabilities are subsequently measured at amortized cost using the effective interest rate method with gains and losses recognized in the consolidated statements of loss and comprehensive loss in the period that the liability is derecognized, except for financial liabilities classified as FVTPL.

Refer to Note 22 for the classification and fair value (“FV”) level of financial instruments.

Impairment of financial instruments – Expected credit losses (“ECL”)

For all financial assets recorded at amortized cost, the Corporation applies the simplified approach to provide expected credit losses prescribed by IFRS 9, which requires the use of the lifetime expected loss provision for all accounts receivable based on the Corporation’s historical default rates over the expected life of the accounts receivable and is adjusted for forward-looking estimates. The methodologies and assumptions, including, but not limited to, any forecasts of future economic conditions, credit ratings, and macro-economic factors, are reviewed regularly.

All individually significant loans receivable are assessed for impairment. All individually significant loans receivable found not to be specifically impaired are then collectively assessed for impairment. Loans receivables not individually significant are collectively assessed for impairment by grouping together loans receivable with similar risk characteristics.

ECL are calculated as the product of the probability of default, exposure at default and loss given default over the remaining expected life of the receivables. No ECL has been recorded by the Corporation as all receivables are expected to be collected and are not significant.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.19 Financial instruments (continued)

Derecognition

The Corporation derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are recognized in the consolidated statements of loss and comprehensive loss.

The Corporation derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expired. Generally, the difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in the consolidated statements of loss and comprehensive loss.

3.20 Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statements of loss and comprehensive loss.

The results and financial position of an entity that has a functional currency different from the presentation currency is translated into the presentation currency as follows:

•	assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;
•	income and expenses for each statement of loss are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions); and
•	all resulting exchange differences are recognized as a separate component of comprehensive loss.

Effect of translation differences are accumulated and presented as a component of equity under accumulated other comprehensive income (loss).

3.21 Taxation

The income tax payable is based on taxable income for the period. Taxable income differs from “Loss before income tax” as reported in the consolidated statements of loss and comprehensive loss because of items of income or expenses that are taxable or deductible in other years and items that are never taxable or deductible. Current income tax represents the expected income taxes recoverable (or payable) on taxable income for the period using income tax rates enacted or substantively enacted at the end of the reporting period and factors in any adjustments arising from prior years.

As the Corporation operates in the cannabis industry, it is subject to the limits of IRC Section 280E under which the Corporation is only allowed to deduct expenses directly related to the cost of goods sold. This results in permanent book/tax differences for ordinary and necessary business expenses deemed non-allowable under IRC Section 280E.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.21 Taxation (continued)

Deferred taxes are accounted for using the liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the consolidated financial statements and their respective tax bases. Deferred tax assets and liabilities are measured using enacted or substantively enacted tax rates in effect for the period in which those differences are expected to be recovered or settled.

The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net loss in the period that includes the substantive enactment date. A deferred tax asset is recognized initially when it is probable that future taxable income will be sufficient to use the related tax benefits and may be subsequently reduced, if necessary, to the extent that it is no longer probable that future taxable profits will be available. A deferred tax expense or benefit is recognized in accumulated other comprehensive income (loss) or otherwise directly in equity to the extent that it relates to items that are recognized in accumulated other comprehensive income (loss) or directly in equity in the same or a different period.

Provisions for taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. The Corporation reviews the adequacy of these provisions at the end of the reporting period. However, it is possible that at some future date an additional liability could result from audits by taxing authorities. Where the final outcome of these tax-related matters is different from the amounts that were initially recorded, such differences will affect the tax provisions in the period in which such determination is made.

IFRIC Interpretation 23, Uncertainty over Income Tax Treatments, provides guidance on the accounting for current and deferred tax liabilities and assets in circumstances in which there is uncertainty over income tax treatments. As at December 31, 2019, the Corporation assessed for circumstances in which there is uncertainty over income tax treatments and has not recorded any uncertain tax positions.

3.22 Significant accounting judgments and estimates

The application of the Corporation’s accounting policies requires management to use estimates and judgments that can have significant effect on the revenues, expenses, loss, assets and liabilities recognized, and disclosures made in the consolidated financial statements.

Management’s best estimates concerning the future are based on the facts and circumstances available at the time estimates are made. Management uses historical experience, general economic conditions and assumptions regarding probable future outcomes as the basis for determining estimates. Estimates and their underlying assumptions are reviewed periodically, and the effects of any changes are recognized at that time. Actual results could differ from the estimates used.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.22 Significant accounting judgments and estimates (continued)

The following areas require management’s critical estimates and judgments:

(a) Business combination

A business combination is a transaction or event in which an acquirer obtains control of one or more businesses and is accounted for using the acquisition method. The total consideration paid for the acquisition is the aggregate of the fair values of assets acquired, liabilities assumed, and equity instruments issued in exchange for control of the acquiree at the acquisition date. The acquisition date is the date when the Corporation obtains control of the acquiree. The identifiable assets acquired and liabilities assumed are recognized at their acquisition date fair values, except for deferred taxes and share-based payment awards, where IFRS provides exceptions to recording the amounts at fair value.

Goodwill represents the difference between total consideration paid and the fair value of the net identifiable assets acquired. Acquisition costs incurred are expensed to total expenses. Contingent consideration is measured at its acquisition date fair value and is included as part of the consideration transferred in a business combination, subject to the applicable terms and conditions.

Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is remeasured at subsequent reporting dates in accordance with IFRS 9 with the corresponding gain or loss recognized in net loss.

Based on the facts and circumstances that existed at the acquisition date, management will perform a valuation analysis to allocate the purchase price based on the fair values of the identifiable assets acquired and liabilities assumed on the acquisition date. Management has one year from the acquisition date to confirm and finalize the facts and circumstances that support the finalized fair value analysis and related purchase price allocation. Until such time, these values are provisionally reported and are subject to change. Changes to fair values and allocations are retrospectively adjusted in subsequent periods.

In determining the fair value of all identifiable assets acquired and liabilities assumed, the most significant estimates generally relate to contingent consideration and intangible assets. Management exercises judgment in estimating the probability and timing of when earn-outs are expected to be achieved, which is used as the basis for estimating fair value. Identified intangible assets are fair valued using appropriate valuation techniques which are generally based on a forecast of the total expected future net cash flows of the acquiree. Valuations are highly dependent on the inputs used and assumptions made by management regarding the future performance of these assets and any changes in the discount rate applied.

(b) Biological assets and inventory

In calculating the value of the biological assets and inventory, management is required to make a number of estimates, including estimating the stage of growth of the cannabis up to the point of harvest, harvesting costs, selling costs, average or expected selling prices and list prices, expected yields for the cannabis plants, and oil conversion factors. In calculating final inventory values, management compares the inventory costs to estimated net realizable value.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.22 Significant accounting judgments and estimates (continued)

(c) Estimated useful lives and depreciation of property, plant and equipment

Depreciation of PPE is dependent upon estimates of useful lives, which are determined through the exercise of judgments. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions.

(d) Valuation, estimated life and impairment of intangible assets and goodwill

Management uses significant judgment in determining the fair value of intangible assets and goodwill, estimating the useful lives and impairment. Intangible assets that have indefinite useful lives are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired.

The Corporation uses judgment in determining the grouping of assets by identifying CGUs for purposes of testing for impairment of goodwill and intangible assets. The Corporation’s estimate of CGUs or a group of CGUs recoverable amount based on value in use involves estimating future cash flows before taxes. Future cash flows are estimated based on multi-year extrapolation of the most recent historical actual results and budgets are calculated by discounting the final year in perpetuity.

(e) Goodwill impairment

When determining the recoverable amount of the CGU or CGUs to which goodwill is allocated, the Corporation relies on a number of factors, including historical results, business plans, forecasts and market data. Changes in the conditions for these judgments and estimates can significantly affect the recoverable amount.

(f) Leases

Each capitalized lease is evaluated to determine if the Corporation would exercise any of the renewal options offered. Several material factors are considered in determining if the renewal options would be exercised, such as length of the renewal, renewal rate, and ability to transfer locations. When measuring lease liabilities, the Corporation discounted lease payments using its incremental borrowing rate at May 24, 2019. The weighted-average rate applied was in the range of 9.8% to 11.6% per annum.

(g) Provisions and contingent liabilities

When the Corporation is more likely than not to incur an outflow of resources to settle an obligation and the amount can be reasonably estimated, a contingent liability is recorded. The contingent liability is recorded at management’s best estimates of the expenditure required to settle the obligation at period end, discounted to the present value, if material.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.22 Significant accounting judgments and estimates (continued)

(h) Financial instruments

To determine the fair value of financial instruments, the Corporation develops assumptions and selects certain methods to perform the fair value calculations. Various methods considered include but are not limited to: (a) assigning the value attributed to the transaction at the time of origination; (b) re-measuring the instrument if it requires concurrent fair value measurement; and (c) valuing the instrument at the issuance value less any amortized costs. As judgment is a factor in determining the value and selecting a method, as well as, the inherent uncertainty in estimating the fair value, the valuation estimates may be different.

Application of the option pricing model requires estimates in expected dividend yields, expected volatility in the underlying assets and the expected life of the financial instruments. These estimates may ultimately be different from amounts subsequently realized, resulting in an overstatement or understatement of loss and comprehensive loss.

(i) Stock-based compensation

The fair value of stock-based compensation expenses are estimated using an option pricing model and rely on a number of estimates, such as expected life of the option, the volatility of the underlying share price, the risk free rate of return, and the estimated rate of forfeitures of options granted.

(j) Expected credit loss

Management determines expected credit loss by evaluating individual receivable balances and considering customers’ financial condition and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded as income when received. All receivables are expected to be collected within one year of the year ended.

(k) Income taxes

In assessing the probability of realizing income tax assets, management makes estimates related to the expectation of future taxable income, applicable tax planning opportunities, expected timing of reversals of existing temporary differences and the likelihood that the tax positions taken will be sustained upon examination by applicable tax authorities.

3.23 Change in accounting policy

Pursuant to completion of the Qualifying Transaction as explained in Note 1 to the consolidated financial statements, on May 24, 2019, the Corporation elected to change the presentation currency of its consolidated financial statements from CDN$ to US$, effective with the unaudited condensed interim consolidated financial statements for the three and six months ended June 30, 2019.

The Board of Directors believe that US$ financial reporting provides more relevant presentation of the Corporation’s financial position, funding and treasury functions, financial performance and cash flows.

A change in presentation currency represents a change in accounting policy in terms of IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors, requiring the restatement of comparative information.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

3.23 Change in accounting policy (continued)

In accordance with IAS 21 – The Effects of Changes in Foreign Exchange Rates, the methodology followed in restating historical financial information from CDN$ to US$ is listed in Note 3.20.

The average and closing rates used in translating the historical financial information from CDN$ to US$ for the various periods were as follows:

•	The closing rate used as at December 31, 2017 was $0.7971; as at December 31, 2018 was $0.7330.

•	The average rate used for the six months ended June 30, 2018 was $0.7827; for the nine months ended September 30, 2018 was $0.7769; and for the three months ended December 31, 2018 was $0.7575.

4.	CHANGES IN ACCOUNTING STANDARDS

Changes in accounting standards adopted

Adoption of IFRS 16 – Leases

The Corporation adopted IFRS 16 on January 1, 2019. IFRS 16 introduced a single on-balance sheet accounting model for lessees which replaced IAS 17 - Leases (“IAS 17”). Leasing activity for the Corporation typically involves the leases of land or buildings to operate cannabis dispensaries, processing or cultivation facilities or corporate offices.

The Corporation previously classified leases as either operating or finance leases from the perspective of the lessee. Under IFRS 16, the Corporation recognizes right-of-use assets and lease liabilities for most leases. The Corporation adopted IFRS 16 using the modified retrospective cumulative catch-up approach beginning on January 1, 2019. Under this approach, the Corporation did not restate its comparative amounts and recognized a right-of-use asset equal to the present value of the future lease payments. The Corporation elected to apply the practical expedient to only transition contracts which were previously identified as leases under IAS 17, and also elected to not recognize right-of-use assets and lease liabilities for leases of low-value assets.

As at December 31, 2018, the Corporation had one lease. The impact on the Corporation’s consolidated financial statements would have been to recognize a right-of-use asset and opening lease liability of $741,930, of which $408,691 would have been classified as a current liability. The following table provides a reconciliation of the lease obligations as at December 31, 2018 to the Corporation’s lease liabilities on initial application of IFRS 16 as at January 1, 2019:

Lease commitments as at December 31, 2018	809,025
Impact of discounting	(67,095)
Lease liabilities as at January 1, 2019	741,930

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

4.	CHANGES IN ACCOUNTING STANDARDS (Continued)

Standards and interpretations issued in the current period but not yet effective

The Corporation has not yet applied the following new standard, interpretations and amendments to standards that have been issued as at December 2019 but are not yet effective. Unless otherwise stated, the Corporation does not plan to early adopt any of these new or amended standards and interpretations.

IFRS 3 Business combinations

Amendments to IFRS 3, issued in October 2018, provide clarification on the definition of a business. The amendments permit a simplified assessment to determine whether a transaction should be accounted for as a business combination or as an asset acquisition.

The amendments are effective for transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2020. Under the new standard the Corporation expects a more likely probability that future transactions will be accounted for as asset acquisitions.

IAS 1 Presentation of financial statements

Amendments to IAS 1, issued in October 2018, provide clarification on the definition of material and how it should be applied. The amendments also align the definition of material across International Financial Reporting Standards and other publications.

The amendments are effective for annual periods beginning on or after January 1, 2020 and are required to be applied prospectively. The Corporation does not expect these amendments to have a significant impact on its financial statements.

IAS 8 Accounting policies, changes in accounting estimates and errors

Amendments to IAS 8, issued in October 2018, provide clarification on the definition of material and how it should be applied. The amendments also align the definition of material across International Financial Reporting Standards and other publications.

The amendments are effective for annual periods beginning on or after January 1, 2020 and are required to be applied prospectively. The Corporation does not expect these amendments to have a significant impact on its financial statements.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

5.	BUSINESS COMBINATION

As explained in Note 1 to the consolidated financial statements, on May 24, 2019 (the “acquisition date”), the Corporation completed its concurrent acquisitions of the target businesses of Washoe, Canopy, Sira, LivFree, and CannaPunch, which collectively constituted its Qualifying Transaction. Any summary information of certain material terms from definitive agreements in respect of the acquisitions of Washoe, Canopy, Sira, LivFree, and CannaPunch (respectively, the “Washoe Agreement”, the “Canopy Agreement”, the “Sira Agreement”, the “LivFree Agreement”, and the “CannaPunch Agreement”, collectively the “Definitive Agreements”) is not exhaustive and is qualified in its entirety by reference to the terms of the Definitive Agreements, which may be found on Ayr’s profile on SEDAR at www.sedar.com.

Each of the acquisitions are subject to specific terms relating to the satisfaction of the purchase price by the Corporation and its wholly-owned subsidiary, CSAC AcquisitionCo, and incorporates payments in cash, shares and debt as well as certain contingent consideration. The shares issued as consideration are non-voting exchangeable shares of CSAC AcquisitionCo (“Exchangeable Shares”) that are exchangeable on a one-for-one basis into an equal number of Subordinate Voting Shares of the Corporation. The Corporation treats the Exchangeable Shares as options with a value equal to a share of Subordinate Voting Shares, which represents the holder’s claim on the equity of the Corporation. In order to comply with certain contractual requirements of the acquisition, the Corporation and CSAC Acquisition Inc. are required to maintain the economic equivalency of such Exchangeable Shares with the publicly traded Subordinated Voting Shares of the Corporation. This means the Exchangeable Shares are required to share the same economic benefits and retain the same proportionate ownership in the assets of the Corporation as the holders of the Corporation’s publicly traded Subordinated Voting Shares. The Corporation has presented these Exchangeable Shares as a part of shareholders’ equity within these consolidated financial statements due to (i) the fact that they are economically equivalent to the Corporation’s publicly traded Subordinated Voting Shares (ii) the holders of the Exchangeable Shares are subject to restrictions on transfer under US securities laws, but may dispose of the Exchangeable Shares without such restriction by exchanging them for Subordinate Voting Shares of the Corporation. Changes in these assumptions would affect the presentation of the Exchangeable Shares from shareholders’ equity to non-controlling interests; however, there would be no impact on earnings per share.

The details of the purchase price consideration are summarized as follows:

	Cash	Debt Payable	Shares Issued	Other	Total
	$	$	$	$	$
Calculated Consideration	76,420,000	37,140,000	125,421,479	31,471,789	270,453,268

The purchase consideration consists of cash, debt, Exchangeable Shares, and other consideration. The other consideration includes a contingent cash payment based on certain milestones being met as detailed in the Sira Agreement, a payment for excess inventory as outlined in the Sira Agreement, and make-whole provisions as outlined in the Canopy Agreement and the Washoe Agreement.

Ayr obtained control of Washoe, Canopy, and LivFree through separate management service agreements. Each management service agreement provides the Corporation significant management rights over the entities’ operations. Through these management service agreements, Ayr has the power to control relevant activities which affect the returns Ayr receives. As a result of the control obtained through the management service agreements, these entities are consolidated on the Corporation’s consolidated financial statements. As at December 31, 2019, Washoe, Canopy, and LivFree are awaiting state approval to transfer licenses to the Corporation. See Note 3.1 for a breakout of the various management companies.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

5.	BUSINESS COMBINATION (Continued)

The fair value of the identifiable assets acquired and liabilities assumed as at the acquisition date are as follows:

US$	Livfree	Sira	Cannapunch	Washoe	Canopy	Total
	$	$	$	$	$	$
ASSETS ACQUIRED
Cash and cash equivalents	1,258,928	270,280	7,233	21,458	147,930	1,705,829
Accounts receivable	-	600,151	625,143	87,617	-	1,312,911
Inventory	2,670,057	9,671,814	552,040	4,500,213	1,618,639	19,012,763
Biological assets	-	1,996,642	-	1,763,516	-	3,760,158
Prepaid expenses and other assets	96,157	340,428	-	129,477	160,748	726,810
Intangible assets	105,000,000	57,000,000	2,390,000	22,800,000	10,750,000	197,940,000
Property, plant and equipment	1,640,418	9,090,090	486,100	9,070,645	1,217,736	21,504,989
Right-of-use assets	2,894,076	5,239,201	1,119,826	-	2,057,681	11,310,784
Due from related parties	-	-	-	-	784,733	784,733
Deposits	90,147	149,251	-	91,574	9,983	340,955
Total assets acquired at fair value	113,649,783	84,357,857	5,180,342	38,464,500	16,747,450	258,399,932

LIABILITIES ASSUMED
Trade payables	387,500	475,193	251,829	506,073	-	1,620,595
Accrued liabilities	1,176,088	970,418	46,972	100,412	520,453	2,814,343
Deferred tax liabilities	25,796,726	13,611,222	567,507	2,153,131	2,841,746	44,970,332
Advance from related parties	187,809	-	-	784,733	-	972,542
Lease obligations	2,520,437	6,514,038	1,083,189	-	2,553,502	12,671,166
Debts payable	120,000	13,054	-	9,180,808	421,128	9,734,990
Total liabilities assumed at fair value	30,188,560	21,583,925	1,949,497	12,725,157	6,336,829	72,783,968

Goodwill	39,779,584	16,399,143	13,971,953	8,121,569	6,565,055	84,837,304

Calculated Purchase Price	123,240,807	79,173,075	17,202,798	33,860,912	16,975,676	270,453,268

The goodwill recognized on acquisition is attributable mainly to the expected future growth potential and expanded customer base arising as a result of the completion of the Qualifying Transaction as explained in Note 1 to the consolidated financial statements. Goodwill has been allocated to the CGUs corresponding to each of the acquired businesses. None of the goodwill is expected to be deductible for income tax purposes. The Corporation tests the recoverability of its goodwill annually, or more frequently if events or changes in circumstances indicate that they might be impaired. For further analysis on goodwill relating to the business combination, see Note 10.

During the year ended December 31, 2019, the Corporation incurred acquisition costs of $5,847,800, as reflected in the consolidated statements of loss and comprehensive loss.

For the year ended December 31, 2019, $3,764,678 of expenses relating to the incremental costs to acquire cannabis inventory in a business combination is included on the consolidated statements of loss and comprehensive loss. This relates to the one-time adjustment of cannabis inventory from cost to fair value as part of the purchase price allocation.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

5.	BUSINESS COMBINATION (Continued)

Sira Acquisition

Sira is a vertically-integrated cannabis company with cultivation, extraction, production, manufacturing, distribution and retail dispensary operations in Massachusetts. Sira operates its dispensaries in the medical market in Massachusetts.

Purchase consideration was comprised of the following:

		Shares	Value
Cash	i		$17,500,000
Debt Payable	ii		5,000,000
Shares Issued	iii	1,885,606	29,165,138
Contingent Consideration	iv		21,820,132
Inventory Payment	v		6,091,357
Working Capital Receivable	vi		(403,552)
Total		1,885,606	79,173,075

Pursuant to the terms of the Sira Agreement, Ayr satisfied the purchase price of $79.2 million for Sira through the following:

i.	$17.5 million of the Sira purchase price was paid in the form of cash consideration;

ii.	$5.0 million of the Sira purchase price was paid in the form of a promissory note payable;

iii.	$29.2 million of the Sira purchase price was paid in the form of 1,885,606 Exchangeable Shares that are exchangeable on a one-for-one basis into an equal number of Subordinate Voting Shares of the Corporation. These shares have restrictions on their ability to be sold for twelve months (the “Lock-Up Provision”);

iv.	A portion of the Sira purchase price is derived from an earn-out provision that may entitle the sellers to earn additional consideration, if certain milestones are achieved at Sira’s planned final cultivation facility in Milford, MA over its first full year of operation;

v.	An amount equal to the fair market value of Sira’s inventory above a target level set at $800,000 (the “Inventory Payment”), pursuant to a formula specified in the Sira Agreement; and

vi.	Settlement following the final working capital adjustment.

One-third of the Inventory Payment, subject to a cap of $2,500,000, was paid on the Closing Date and is included in the cash consideration listed above. The remaining two-thirds is part of the current portion of purchase consideration payable as set out on the consolidated statements of financial position.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

5.	BUSINESS COMBINATION (Continued)

Canopy Acquisition

Canopy is an owner and operator of cannabis dispensaries in Nevada, with an established footprint in Reno, NV. Canopy operates its dispensaries in both the medical and adult-use recreational markets.

Purchase consideration was comprised of the following:

		Shares	Value
Cash	i		$7,000,000
Debt Payable	ii		4,500,000
Shares Issued	iii, iv	265,360	4,349,003
Make-Whole Provision	v		1,389,182
Working Capital Receivable	vi		(262,509)
Total		265,360	16,975,676

Pursuant to the terms of the Canopy Agreement, Ayr satisfied the purchase price of $17.0 million for Canopy through the following:

i.	$7.0 million of the Canopy purchase price was paid in the form of cash consideration;

ii.	$4.5 million of the Canopy purchase price was paid in the form of a promissory note payable;

iii.	$4.3 million of the Canopy purchase price was paid in the form of 250,000 Exchangeable Shares that are exchangeable on a one-for-one basis into an equal number of Subordinate Voting Shares of the Corporation. These shares have restrictions on their ability to be sold for six to twelve months (the “Lock-Up Provision”);

iv.	An additional 15,360 Exchangeable Shares were issued to Canopy pursuant to certain make-whole provisions (the “Canopy Make-Whole Provisions”);

v.	Additional Exchangeable Shares are also issuable to the Canopy sellers under the Canopy Make-Whole Provisions based on a formula specified therein relating to the market price of the Subordinate Voting Shares on certain specified dates; and

vi.	Settlement following the final working capital adjustment.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

5.	BUSINESS COMBINATION (Continued)

Washoe Acquisition

Washoe is a Nevada-based cannabis company with cultivation, extraction, processing, manufacturing and distribution capabilities. Washoe operates in both the medical and adult-use segments of the Nevada cannabis market.

Purchase consideration was comprised of the following:

		Shares	Value
Cash	i		$21,670,000
Debt Payable	ii		5,640,000
Shares Issued	iii, iv	270,000	4,260,775
Make-Whole Provision	v		1,424,536
Working Capital Payable	vi		865,601
Total		270,000	33,860,912

Pursuant to the terms of the Washoe Agreement, Ayr satisfied the purchase price of $33.9 million for Washoe through the following:

i.	$21.7 million of the Washoe purchase price was paid in the form of cash consideration;

ii.	$5.6 million of the Washoe purchase price was paid in the form of a promissory note payable;

iii.	$4.3 million of the Washoe purchase price was paid in the form of 256,364 Exchangeable Shares that are exchangeable on a one-for-one basis into an equal number of Subordinate Voting Shares of the Corporation. These shares have restrictions on their ability to be sold for six to twelve months (the “Lock-Up Provision”);

iv.	Pursuant to the terms of the Washoe Agreement, Ayr issued 13,636 Exchangeable Shares to a Washoe lender;

v.	Additional Exchangeable Shares are also issuable to the Washoe sellers pursuant to certain make-whole provisions (the “Washoe Make-Whole Provisions”) in the Washoe Agreement based on a formula specified therein relating to the market price of the Subordinate Voting Shares on certain specified dates; and

vi.	Settlement following the final working capital adjustment.

CSAC AcquisitionCo agreed to fund a bonus payment in the amount of $5,000,000 to various employees and consultants of Washoe; this amount is included in the cash consideration above.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

5.	BUSINESS COMBINATION (Continued)

LivFree Acquisition

LivFree is a leading Nevada-based cannabis company with retail dispensary operations in Las Vegas and Reno, Nevada. LivFree operates in both the medical and adult-use segments of the Nevada cannabis market. LivFree operates three retail dispensaries where it sells products purchased in the wholesale market. LivFree has licenses to operate medical marijuana dispensary, cultivation, and production facilities, and adult-use/recreational marijuana retail dispensary and production facilities.

Purchase consideration was comprised of the following:

		Shares	Value
Cash	i		$29,500,000
Debt Payable	ii		20,000,000
Shares Issued	iii, iv	4,664,182	73,525,577
Working Capital Payable	v		215,230
Total		4,664,182	123,240,807

Pursuant to the terms of the LivFree Agreement, Ayr satisfied the purchase price of $123.2 million for LivFree through the following:

i.	$29.5 million of the LivFree purchase price was paid in the form of cash consideration;

ii.	$20.0 million of the LivFree purchase price was paid in the form of a promissory note payable;

iii.	$69.1 million of the LivFree purchase price was paid in the form of 4,342,432 Exchangeable Shares that are exchangeable on a one-for-one basis into an equal number of Subordinate Voting Shares of the Corporation. These shares have restrictions on their ability to be sold for six to twelve months (the “Lock-Up Provision”);

iv.	$4.4 million of the LivFree purchase price was paid, pursuant to an amendment to the definitive agreement in respect of the LivFree Acquisition, in the form of an additional 321,750 Exchangeable Shares to the LivFree sellers; and

v.	Settlement of the final working capital adjustment.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

5.	BUSINESS COMBINATION (Continued)

CannaPunch Acquisition

CannaPunch extracts raw cannabis plant material to create processed cannabis oil for use in vaporizer cartridges and pens or as an input into other infused products, as well as finished extract products such as wax and shatter. CannaPunch manufactures a variety of cannabis-infused products, including beverages, gummies, chocolates, CBD cream, and vaporizer pens.

Purchase consideration was comprised of the following:

		Shares	Value
Cash	i		$750,000
Debt Payable	ii		2,000,000
Shares Issued	iii, iv	898,739	14,120,986
Working Capital Payable	v		331,812
Total		898,739	17,202,798

Pursuant to the terms of the CannaPunch Agreement, Ayr satisfied the purchase price of $17.2 million for CannaPunch through the following:

i.	$0.8 million of the CannaPunch purchase price was paid in the form of cash consideration;

ii.	$2.0 million of the CannaPunch purchase price was paid in the form of a promissory note payable;

iii.	$13.7 million of the CannaPunch purchase price was paid in the form of 866,668 Exchangeable Shares that are exchangeable on a one-for-one basis into an equal number of Subordinate Voting Shares of the Corporation. These shares have restrictions on their ability to be sold for six to twelve months (the “Lock-Up Provision”);

iv.	$0.4 million of the CannaPunch purchase price was paid, pursuant to an amendment to the definitive agreement in respect of the CannaPunch acquisition, in the form of an additional 32,071 Exchangeable Shares to the CannaPunch sellers; and

v.	Settlement of the final working capital adjustment.

Fair Value Considerations

The consideration has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The purchases have been accounted for by the acquisition method, with the results included in the Corporation’s net earnings from the date of acquisition.

The consideration that is subject to a Lock-Up Provision or that is payable under a make-whole provision is measured at fair value based on unobservable inputs and is considered a Level 3 measurement. The fair value was determined by the Corporation’s share price at the acquisition date and other inputs based on other observable market data. The earn-out provision in the Sira purchase agreement has been measured at fair value by taking a probability-weighted average of possible outcomes, as estimated by management, and discounting the payment to the acquisition date. Refer to Note 16 for the make-whole provision and contingent consideration fair value treatment subsequent to the acquisition.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

5.	BUSINESS COMBINATION (Continued)

Fair Value Considerations (continued)

Final valuations of the assets acquired and liabilities assumed are not yet complete due to the inherent complexity associated with valuations. Therefore, the purchase price allocation is preliminary and subject to adjustment on completion of the valuation process and analysis of resulting tax effects. Management will finalize the accounting for the acquisitions no later than one year from the date of the respective acquisition dates as required under IFRS 3. Accordingly, all fair value adjustments are in progress. Differences between these provisional estimates and the final acquisition accounting may occur and these differences could have a material impact on future financial performance.

Goodwill and Intangibles

The goodwill balance reflects the benefits of an assembled workforce, expected earnings and future market development. These benefits were not recognized separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets. Goodwill will not be amortized and will be reviewed for impairment on an annual basis.

Pro Forma Disclosures

The above acquisitions contributed revenues of $75.2 million and net income of $4.5 million, resulting in a decrease in the net loss per share of approximately $0.26 as part of the Corporation’s consolidated results from the date of acquisition, excluding the impact of fair value adjustments and any amortization of intangibles assumed on acquisition. If each acquisition had occurred on January 1, 2019, management estimates that consolidated revenue would have increased by $36.6 million, and the net loss would have decreased by $12.6 million for the year ended December 31, 2019, which would have resulted in a decrease in the net loss per share of approximately $3.40. In determining these amounts, management has assumed that the fair value adjustments that arose on the date of acquisition would have been the same if the acquisitions had occurred on January 1, 2019.

6.	INVENTORY

The Corporation’s inventory includes the following:

	December 31, 2019	December 31, 2018
	$	$
Work in process	6,226,109	-
Finished goods	257,399	-
Total cultivation and production inventory	6,483,508	-

Cannabis inventory at retail	5,245,010	-
Supplies and others	1,990,322	-
Total inventory	13,718,840	-

Direct materials expensed as cost of goods sold during the year ended December 31, 2019 was $36,136,990, and for the year ended December 31, 2018 was $Nil. There was no inventory write down taken during the year ended December 31, 2019.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

7.	BIOLOGICAL ASSETS

The continuity of biological assets is as follows:

	December 31, 2019	December 31, 2018
	$	$
Acquired on completion of Qualifying Transaction [Notes 1 & 5]	3,760,158	-
Changes in fair value less costs to sell due to biological transformation	10,108,105	-
Transferred to inventory upon harvest	(10,933,119)	-
Balance, at end	2,935,144	-

The fair value of biological assets is categorized within Level 3 on the fair value hierarchy. The inputs and assumptions used in determining the fair value of biological assets include:

•	The average number of weeks in the growing cycle is 18 weeks from propagation to harvest;

•	The average harvest yield from each cannabis plant is 233 grams per plant;

•	The average fair value less cost to complete and cost to sell is $3.46 per gram; and

•	The average cost to complete the cannabis production process post-harvest and the cost to sell is $2.65 per gram.

Significant unobservable assumptions used in the valuation of biological assets, including the sensitivities on changes in the key assumptions and their effect on the fair value of biological assets, are as follows:

Significant inputs or assumptions	Weighted average	Sensitivity	Effect on fair value
	input		December 31, 2019	December 31, 2018
			$	$
Wholesale selling price of dry cannabis	$5.00	Increase or decrease of 5%	209,858	-
Average yield per plant	233 grams	Increase or decrease of 5%	157,663	-

The Corporation’s estimates are, by their nature, subject to change and differences from the anticipated yield will be reflected in the gain or loss on biological assets in future periods.

As at December 31, 2019, the biological assets were on average 53% complete and the average number of weeks in the growing cycle was 18 weeks. During the year ended December 31, 2019, the Corporation’s biological assets produced 3,360,263 grams of dried cannabis.

8.	RESTRICTED CASH AND SHORT-TERM INVESTMENTS HELD IN ESCROW

	December 31, 2019	December 31, 2018
	$	$
Restricted cash*	-	92,476,045
Investments in Flexible Guaranteed Investment Certificate	-	7,147,046
Accrued interest	-	61,152
Restricted cash and short term investments held in escrow	-	99,684,243

* Restricted cash was transferred to cash and cash equivalents as a result of the completion of the Qualifying Transaction as explained in Note 1.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

9.	PROPERTY, PLANT AND EQUIPMENT

	Furniture and fixtures	Office equipment	Machinery and equipment	Auto and trucks	Buildings and leasehold improvements	Total
	$	$	$	$	$	$
Cost
As at December 31, 2018	-	-	-	-	-	-
Acquired on completion of Qualifying Transaction [Notes 1 & 5]	722,346	255,127	1,472,366	64,137	18,991,013	21,504,989
Additions	201,045	57,359	398,829	66,161	15,887,626	16,611,020
As at December 31, 2019	923,391	312,486	1,871,195	130,298	34,878,639	38,116,009

Depreciation
As at December 31, 2018	-	-	-	-	-	-
Depreciation	94,140	41,736	118,375	13,978	694,919	963,148
As at December 31, 2019	94,140	41,736	118,375	13,978	694,919	963,148

Net book value
As at December 31, 2018	-	-	-	-	-	-
As at December 31, 2019	829,251	270,750	1,752,820	116,320	34,183,720	37,152,861

As at December 31, 2019, buildings and leasehold improvements include assets under construction of $17,146,625. No depreciation has been charged on these assets.

Depreciation expense relating to PPE for the years ended December 31, 2019 and 2018 was $963,148 (consisting of $599,654 in cost of goods sold and $363,494 in total expenses) and $Nil, respectively.

10.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

As explained in Note 1 and Note 5, when the Corporation completed the Qualifying Transaction on the Acquisition Date, the Corporation recognized goodwill of $84,837,304. This goodwill represents the excess purchase price paid by the Corporation over the fair value of net tangible and intangible assets identified in the calculated purchase price. The Corporation tests the recoverability of its goodwill annually, or more frequently if events or changes in circumstances indicate that they might be impaired. Goodwill recoverability is tested based on the higher of FVLCD and the value in use model. The FVLCD analysis is performed by using the income method which involves discounting expected future cash flows. Annual impairment testing involves determining the recoverable amount of the CGU group to which goodwill is allocated and comparing this to the carrying value of the CGU groups. The Corporation has grouped CGUs for testing at the state level based on the CGUs expected to benefit from synergies of the business combination.

Management performed its annual impairment tests on the goodwill acquired and calculated that the goodwill recoverable amounts were higher than the carrying amounts as at December 31, 2019, therefore, no impairment was recognized. The carrying amount of goodwill tested was $16,399,143 and $68,438,161 for Massachusetts and Nevada, respectively. The key assumptions include a three-year forecast period and a perpetual growth rate of 3% thereafter. These assumptions were based on historical data from internal sources as well as industry and market trends. The range of post-tax discount rates were from 10.5% to 34.9%. As the recoverable amount was higher than the carrying amount as at December 31, 2019, no impairment was recognized.

Ayr performed a sensitivity analysis and, based on that analysis, concluded that 5% changes in the discount rate should not cause the recoverable amount to decrease below the carrying value for any of the groups of CGUs.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

10.	GOODWILL AND INTANGIBLE ASSETS (Continued)

Intangible Assets

Amortization expense in cost of goods sold for the years ended December 31, 2019 and 2018 were $915,269 and $Nil. The following table represents intangible assets:

	Useful Life	December 31, 2019	December 31, 2018
	# (Years)	$	$
Acquired on completion of Qualifying Transaction [Notes 1 & 5]
Licenses	15	22,000,000	-
Right-to-use licenses	15	138,550,000	-
Host community agreements	15	35,000,000	-
Trade name / brand	5	2,390,000	-
		197,940,000	-
Amortization
Licenses	15	883,154	-
Right-to-use licenses	15	5,561,864	-
Host community agreements	15	1,405,018	-
Trade name / brand	5	287,828	-
		8,137,864	-
Net book value
Licenses	15	21,116,846	-
Right-to-use licenses	15	132,988,136	-
Host community agreements	15	33,594,982	-
Trade name / brand	5	2,102,172	-
Total net book value as at		189,802,136	-

11.	RIGHT-OF-USE ASSETS AND LEASE OBLIGATIONS

	Right-of-use assets	Lease obligations
	$	$
As at January 1, 2019 [Note 4]	741,930	741,930
Acquired on completion of Qualifying Transaction [Notes 1 & 5]	11,310,784	12,671,166
New leases and re-valuation	1,471,927	1,471,927
Less: depreciation and repayment	(1,209,224)	(763,878)
Net book value at December 31, 2019	12,315,417	14,121,145

Right-of-use assets and liabilities were acquired on completion of the Qualifying Transaction as explained in Notes 1 and 5 with no net impact on deficit.

As at December 31, 2019, the current and long-term lease obligations were $1,087,835 and $13,033,310, respectively. Also refer to Note 4 (Adoption of IFRS 16 – “Leases”).

Interest expense relating to right-of-use assets for the years ended December 31, 2019 and 2018 were $836,132 (consisting of $258,698 in cost of goods sold and $577,434 in other (expense) income) and $Nil, respectively. Depreciation relating to right-of-use assets for the years ended December 31, 2019 and 2018 were $1,209,224 (consisting of $179,725 in cost of goods sold and $1,029,500 in total expenses) and $Nil, respectively.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

11.	RIGHT-OF-USE ASSETS AND LEASE OBLIGATIONS (Continued)

The following table presents the contractual undiscounted cash flows for lease obligations as at December 31, 2019:

Undiscounted lease obligations (per year):	$
2020	2,473,739
2021	2,276,925
2022	2,214,915
2023	2,261,501
2024	2,189,639
2025	1,908,867
2026 and beyond	14,111,173
Total undiscounted lease obligations	27,436,759
Impact of discounting	(13,315,614)
Total lease obligations	14,121,145

12.	EQUITY INVESTMENTS

The Corporation has a 40% interest in Green Garden, LLC (“Green Garden”) and a 49% interest in Land of Lincoln Dispensary LLC (“Lincoln”). Management has concluded that the current interests do not provide control to the Corporation. Accordingly, the Green Garden and Lincoln investments have been accounted for using the equity method. As the Lincoln acquisition occurred on December 29, 2019, Lincoln has no operating activity for the year ended December 31, 2019. The following table relates to the Corporation’s investment in Green Garden for the year ended December 31, 2019.

	December 31, 2019	December 31, 2018
	$	$
Acquired on completion of Qualifying Transaction [Notes 1 & 5]	-	-
Investment	500,000	-
Share of loss	(72,600)	-
Net book value, as at	427,400	-

The following table presents a summary of the statements of financial position and operations of Green Garden:

	December 31, 2019	December 31, 2018
	$	$
Current assets	27,218	-
Non-current assets	-	-
Current liabilities	-	-
Revenue	-	-
Income	(181,501)	-

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

13. RELATED PARTY TRANSACTIONS AND BALANCES

Related parties are defined as management and members of the Corporation and/or members of their immediate family and/or other companies and/or entities in which a board member or senior officer is a principal owner or senior executive. Other than disclosed elsewhere in the consolidated financial statements, related party transactions and balances are as follows:

The Corporation had entered into an administrative services agreement with the Sponsor for an initial term of 18 months, subject to a possible extension, for office space, utilities and administrative support, which may include payment for services of related parties, for, but not limited to, various administrative, managerial or operational services or to help effect a Qualifying Transaction. The Corporation had agreed to pay $10,000 per month, plus applicable taxes for such services. As at December 31, 2019, the Corporation satisfied $125,464, in respect of these services and $89,657 was owed at December 31, 2018. The service agreement was terminated on May 24, 2019, the date the Qualifying Transaction was completed.

Mercer Park, L.P. entered into a Management Agreement with the Corporation dated May 24, 2019, to provide consulting and management advisory services. As at December 31, 2019, $48,008 was included in prepaid expenses as an advance for these services. Included in expenses for the year ended December 31, 2019, are management fees of $1,368,855 that are included in general and administrative expenses and depreciation and interest expense for the embedded lease of $477,570. The management fee is paid monthly and varied based on actual costs incurred by the related entity when providing the Corporation administrative support, management services, office space, and utilities. The agreement is a month-to-month arrangement.

As at December 31, 2019 and December 31, 2018, the amount payable to the Corporation’s Chief Executive Officer were $Nil and $446,742, respectively for out-of-pocket expenses paid on behalf of the Corporation with respect to the Qualifying Transaction. The amounts due to the Sponsor and the Corporation’s Chief Executive Officer were unsecured, non-interest bearing and were payable no earlier than the date of the consummation of the Qualifying Transaction, with no recourse against the funds held in the Escrow Account. Due to the short-term nature of this arrangement, the fair value of the amounts due to related parties approximated their carrying amount.

During the years ended December 31, 2019 and 2018, the Corporation incurred professional fees of $30,131 and $30,096, respectively, to Marrelli Support Services Inc. (“Marrelli Support”), an organization of which the Corporation’s former Chief Financial Officer is president. These services were incurred in the normal course of operations for general accounting and financial reporting matters. As at December 31, 2019 and December 31, 2018, Marrelli Support was owed $Nil and $4,370, respectively. These amounts are included in trade payables and accrued liabilities on the consolidated financial statements.

As at December 31, 2019, Mercer Park Brand Acquisition Corp. (“Brand”), a special purpose acquisition company that has limited services shared with the Corporation, owed Ayr $85,000. This amount is included in due from related parties on the consolidated financial statements.

As at December 31, 2019, the Corporation incurred fees from Panther Residential Management, LLC (“Panther”), a company partially owned by former owners of Sira. The total incurred fees are $534,410 of facility construction fees, $67,500 of office expenses, $262,500 of rental fees, and $3,508 of interest expense and $12,441 of depreciation related to an office lease.

As at December 31, 2019, the Corporation incurred fees from JOCHCO Investments, LLC (JOCHCO), a company owned by certain former owners of Washoe. The total incurred fees are $87,055 of interest expense and $55,471 of depreciation related to a dispensary lease.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

13. RELATED PARTY TRANSACTIONS AND BALANCES (Continued)

Directors and officers of the Corporation are considered key members of management. Compensation for the directors and officers in the respective years were comprised of:

	Year Ended
	December 31, 2019	December 31, 2018
	$	$
Compensation and benefits, included in management fee	861,593	-
Stock-based compensation, non-cash	28,879,225	-
Total compensation	29,740,818	-

Refer to Note 20 for additional information around the non-cash stock-based compensation plan and calculation for the year ended December 31, 2019.

14. DEBTS PAYABLE

Debts payable
$
As at December 31, 2018	-
Acquired and incurred on completion of Qualifying Transaction [Notes 1 & 5]	46,874,990
Less: repayment	(2,879,329)
Total debts payable as at December 31, 2019	43,995,661
Total accrued interest payable related to debts payable as at December 31, 2019	815,662

The details of debts payable were as follows:

	December 31, 2019
	Related Party Debt	Non-Related Party Debt	Total Debt
	$	$	$
Principal payments	41,084,256	2,911,405	43,995,661
Less: current portion	6,149,692	479,151	6,628,843
Total non-current debt	34,934,564	2,432,254	37,366,818

The following table presents the future debt obligation as at December 31, 2019:

Future debt obligations (per year)	$
2020	6,628,843
2021	7,480,631
2022	5,762,108
2023	1,511,532
2024	22,612,547
Total debt obligations	43,995,661

As part of the Qualifying Transaction, the Corporation issued and assumed notes with related and non-related parties. The related party notes are considered part of the purchase price to the former shareholders of the acquired businesses. As a result of the Qualifying Transaction, several of these individual shareholders are now considered related parties of the Corporation across various roles including directors, officers, and shareholders.

Pursuant to the Sira Agreement, the Corporation issued a related-party promissory note in the amount of $5,000,000 to a lender of Sira that is secured by a first-priority security interest over all the assets of Sira. The note matures five years from the closing date with a 6% annual interest rate. In addition, the Corporation agreed to assume a non-related party loan of $29,393 that matures on November 10, 2020 with a 5.49% annual interest rate. Total balance assumed was $13,053.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

14. DEBTS PAYABLE (Continued)

Pursuant to the Canopy Agreement, the Corporation issued a related-party promissory note in the amount of $4,500,000 to Canopy that is secured by a first-priority security interest over all the assets of Canopy. The note matures five years from the closing date with a 6% annual interest rate. In addition, the Corporation agreed to assume a non-related party loan of $421,128 that matures on October 1, 2020 with a 7% annual interest rate.

Pursuant to the Washoe Agreement, the Corporation issued a related-party promissory note in the amount of $5,640,000 to the former members of Washoe that is secured by a first-priority security interest over all the assets of Washoe. The note matures three years from the closing date with a 6% annual interest rate. In addition, the Corporation agreed to assume a related-party member loan that has $6,561,818 remaining, secured by an all-assets security interest over all assets of Washoe that matures three years from the closing date with a 6% interest rate. The Corporation also agreed to assume non-related party notes of $2,525,000 and $190,000 that mature on September 1, 2022 and July 23, 2023 with 5% and 6% annual interest rates, respectively; both are secured by real property owned by Washoe or its subsidiaries. Total balances assumed were $2,397,152 and $190,000, respectively.

Pursuant to the LivFree Agreement, the Corporation issued a related-party promissory note in the amount of $20,000,000 to the former members of LivFree that is secured by a first-priority security interest over all the assets of LivFree. The note matures five years from the closing date with a 6% annual interest rate.

Pursuant to the CannaPunch Agreement, the Corporation issued a related-party promissory note in the amount of $2,000,000 to the former members of CannaPunch that is secured by a first-priority security interest over all the assets of CannaPunch. The note matures five years from the closing date with a 6% annual interest rate.

Interest expense associated with related party debt payable for the year ended December 31, 2019, was $1,548,359. There were no such expenses during the prior year.

15. SHARE CAPITAL

A summary of the outstanding share capital of the Corporation as at December 31, 2019 is comprised of the activity below. The Corporation is currently authorized to issue an unlimited number of Subordinate Voting Shares and Multiple Voting Shares. Refer to Note 1 and Note 5 for additional information regarding the total shares outstanding as at December 31, 2019. For additional shares reserved for issuance refer to Note 16 for disclosures on the Warrants and make-whole provision as well as Note 20 for stock-based compensation.

Initial Public Offering

On December 21, 2017, the Corporation completed its Offering and issued the following:

•	12,500,000 Class A Restricted Voting Units, along with 975,000 Class A Restricted Voting Units granted to the Underwriter, totaling 13,475,000 Class A Restricted Voting Units.

•	3,696,486 Class B shares to the Sponsor net of transaction costs and forfeitures.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

15. SHARE CAPITAL (Continued)

Qualifying Transaction

On May 24, 2019 the Corporation completed its Qualifying Transaction. As a result,

•	13,475,000 Class A Restricted Voting Shares, which were previously classified as liabilities, were converted into Subordinate Voting Shares unless redeemed. 1,000 of the Class A Restricted Voting shares were redeemed, reducing the outstanding amount from 13,475,000 to 13,474,000.

•	3,696,486 Class B Shares were converted into Multiple Voting Shares.

•	7,983,887 non-voting Exchangeable Shares of CSAC AcquisitionCo were issued as part of the purchase consideration of the Qualifying Transaction.

Post Qualifying Transaction

The following activity occurred subsequent to the Qualifying Transaction:

•	298,200 Warrants were exercised to purchase one Subordinate Voting Share during the Early Exercise Period commencing on July 15, 2019 until July 26, 2019.

•	389,905 non-voting Exchangeable Shares were issued as part of the make-whole provision liability as at November 20, 2019.

•	1,059,685 Subordinate Voting Shares were issued in connection with the conversion of 10,596,685 Rights, which were redeemed for one tenth (1/10) of one Subordinate Voting Share as at December 31, 2019.

•	36,900 Subordinate Voting Shares were repurchased under the stock repurchase program, of which 7,400 have been cancelled as at December 31, 2019 and the balance are held by the Corporation as treasury shares.

16. DERIVATIVE LIABILITIES

Fair value of Warrants

As at December 31, 2019, the Corporation had 16,060,858 Warrants issued and outstanding.

Each Warrant became exercisable for one Subordinate Voting Share, at a price of CDN$11.50 per share, commencing 65 days after the completion of the Qualifying Transaction (subject to adjustments, as further described below), and will expire on the day that is five years after the completion of the Qualifying Transaction (being May 24, 2024), or may expire earlier if the expiry date of the Warrants is accelerated.

As the number of Subordinate Voting Shares to be issued by the Corporation upon exercise of the Warrants is not fixed and fail the “fixed for fixed” criteria for equity classification, the Warrants have been classified as derivative liabilities to be measured at FVTPL. The fair value of a financial instrument that is traded in active markets at each reporting date is determined by reference to its quoted market price.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

16. DERIVATIVE LIABILITIES (Continued)

Warrants - Issued and Outstanding

	Number	Amount
	#	$
Balance as at December 31, 2017	16,359,058	9,117,178
Fair Value Adjustment		14,866,194
Balance as at December 31, 2018	16,359,058	23,983,372

Exercise of Warrants	(298,200)	(916,389)
Fair value adjustment		13,807,141
Balance as at December 31, 2019	16,060,858	36,874,124

The Corporation’s Warrant liability increased from its original value to $36,874,124 as the Warrant’s bid price on December 31, 2019 decreased to $2.30 (CDN$3.00).

Make-Whole Provision and Contingent Consideration

As part of the purchase price of the Qualifying Transaction, the Corporation entered into make-whole provisions relating to the Exchangeable Shares issued. The Corporation uses a Monte-Carlo simulation model to estimate the fair value of the make-whole provision liability. Upon initial recognition, the Corporation recorded a derivative liability of $2,813,718. On November 20, 2019, the Corporation issued a portion of the make-whole, a total of 389,905 Exchangeable Shares for a value of $3,245,180. As at December 31, 2019, the Corporation revalued the make-whole provision for a value of $3,540,803, which is included in purchase consideration payable on the consolidated statements of financial position.

The earn-out provision related to the acquisition of Sira is measured at fair value by taking a probability-weighted average of possible outcomes, as estimated by management, and discounting the payment to a present value. Upon initial recognition, the fair value of the liability was recorded as $21,821,132. As at December 31, 2019, the fair value of the contingent consideration increased to $22,656,981.

The fair value adjustment relating to derivative liabilities has been reflected in the consolidated financial statements under “Unrealized loss - changes to fair value of financial liabilities” as detailed below:

	Year Ended
	December 31, 2019	December 31, 2018
	$	$
Loss from FV adjustment on Warrants	(13,807,141)	(14,866,194)
Loss from FV adjustment on Class A Restricted Voting Shares	(101,455,740)	(57,485,162)
Loss from FV adjustment on make-whole provision	(3,972,266)	-
Total	(119,235,147)	(72,351,356)

Class A Restricted Voting Shares are measured at fair value and any fluctuation in the carrying value is recognized as an unrealized gain or loss. The shares were valued as a liability in the amount of $145,694,363 as at December 31, 2018, and converted (1,000 were redeemed) on May 24, 2019, the date of the Qualifying Transaction, to equity as Subordinate Voting Shares in the amount of $248,411,016.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

17. CAPITAL MANAGEMENT

The Corporation’s objectives when managing capital are to ensure sufficient liquidity to support its financial obligations and to execute its operating and strategic plans, managing healthy liquidity reserves and access to capital.

The Corporation manages its capital structure and makes adjustments to it based on the funds available to the Corporation in order to support business development. The directors do not establish quantitative return on capital criteria for management, but rather rely on the expertise of the Corporation’s management to sustain future development of the business. In order to carry out the planned business development and pay for administrative costs, the Corporation will spend its existing working capital and seek to raise additional amounts, as needed. There were no changes in the Corporation’s approach to capital management during the year ended December 31, 2019. The Corporation is not subject to externally imposed capital requirements apart from the need to maintain its listing in accordance with stock exchange requirements.

The Corporation raises capital, as necessary, to meet its needs and take advantage of perceived opportunities and, therefore, does not have a numeric target for its capital structure. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Corporation, is reasonable. The Corporation plans to use existing funds, as well as funds from the future sale of products, to fund operations and expansion activities. However, the Corporation may attempt to issue new shares or issue new debt for acquisitions. There can be no assurance that the Corporation will be able to continue raising capital in this manner.

18. GENERAL AND ADMINISTRATIVE

General and administrative expenses were comprised of:

	Year Ended
	December 31, 2019	December 31, 2018
	$	$
Public company filing and listing costs	59,438	69,248
Compensation and benefits	8,063,400	-
Rent and utilities	549,898	-
Taxes and licenses	1,681,599	-
Professional and consulting fees	2,759,669	3,015,115
Office expenses	601,775	157,630
Computer expenses	390,910	-
Bank charges and fees	228,384	-
Insurance	1,199,130	-
Security	729,922	-
Management fee	1,368,855	-
Travel, meals, and entertainment	455,204	-
Other	948,268	-
Total	19,036,452	3,241,993

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

19. NET LOSS PER SHARE

Basic and Diluted

Basic and diluted net loss per share is calculated by dividing the loss attributable to shareholders of the Corporation by the weighted average number of shares outstanding, made up of Multiple Voting Shares and Subordinate Voting Shares outstanding excluding treasury stock, during the applicable years. As all the classes of shares are subject to the same distribution rights, the Corporation performs the net loss per share calculations as if all shares are a single class. The calculation of diluted net loss for the years excludes exercised Warrants, restricted stock units (RSUs), and contingent shares because their effect is anti-dilutive.

	Year Ended
	December 31, 2019	December 31, 2018
	$	$
Net loss attributable to shareholders of the Corporation	(164,179,604)	(75,114,770)
Weighted average number of shares outstanding during the year	17,404,742	3,707,710
Basic and diluted net loss per share	(9.43)	(20.26)

20. STOCK-BASED COMPENSATION

In connection with the Qualifying Transaction the Corporation has adopted an Equity Incentive Plan (“the Plan”), which allows the Corporation to compensate qualifying plan participants through stock-based arrangements and provide them with opportunities for stock ownership in the Corporation, thereby aligning the interests of such persons with the Corporation’s shareholders. Under the Plan the Corporation may grant stock options, restricted stock units, performance compensation awards, and unrestricted stock bonuses or purchases. There were no issuances of shares from the Plan as at December 31, 2019.

In addition, CSAC AcquisitionCo established a Restricted Stock Plan (“the AcquisitionCo Plan”) to facilitate the granting of restricted Exchangeable Shares. Any shares issued under the AcquisitionCo Plan will reduce the number of Subordinate Voting Shares that may be awarded under the Equity Incentive Plan on a one-for-one basis.

During the year ended December 31, 2019, the Corporation recognized stock-based compensation expense of $28,879,225 from the issuance of 3,837,150 restricted Exchangeable Shares. The stock-based compensation expense is based on the Corporation’s share price on the date of the grant. The restricted Exchangeable Shares vest over a one to three year period. During the period ended December 31, 2019, there were no forfeitures of Exchangeable Shares. There was no additional activity during the current year and there was no comparable activity in the prior year.

21. COMMITMENTS AND CONTINGENCIES

Contingencies

The Corporation’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits and/or licenses that could result in the Corporation ceasing operations. While management of the Corporation believes that the Corporation is in compliance, in all material respects, with applicable local and state regulations at December 31, 2019, cannabis regulations continue to evolve and are subject to differing interpretations. As a result, the Corporation may be subject to regulatory fines, penalties, or restrictions in the future.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

21. COMMITMENTS AND CONTINGENCIES (Continued)

Claims and litigation

From time to time, the Corporation may be involved in litigation relating to claims arising out of operations in the normal course of business. At December 31, 2019, there were no material pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Corporation’s operations. There are also no proceedings in which any of the Corporation’s directors, officers or affiliates are an adverse party or have a material interest adverse to the Corporation’s interest.

22. FINANCIAL RISK FACTORS

(a) Fair Value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability or, in the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Corporation.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits from the asset’s highest and best use or by selling it to another market participant that would utilize the asset in its highest and best use.

The Corporation uses valuation techniques that are considered to be appropriate in the circumstances and for which there is sufficient data with unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy. This is described, as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

• Level 1 inputs are quoted prices in active markets for identical assets or liabilities at the measurement date.

• Level 2 inputs are observable inputs other than quoted prices included within Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable directly or indirectly.

• Level 3 inputs are unobservable inputs for the asset or liability that reflect the reporting entity’s own assumptions and are not based on observable market data.

The hierarchy used to fair value the financial instruments as at December 31, 2019 and December 31, 2018 were as follows:

•	Level 1: Cash and cash equivalents, deposits, restricted cash, short term investments and warrant liability

•	Level 2: None

•	Level 3: Make-whole provisions and contingent consideration issued as purchase consideration relating to business combinations

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

22. FINANCIAL RISK FACTORS (Continued)

(a) Fair Value (continued)

There were no transfers between levels in the hierarchy. For financial assets and liabilities not measured at fair value, their carrying value is considered to approximate fair value due to their market terms.

		Carrying values			Fair values
Financial assets	FVTPL	FVTOCI	AC	Total	Total
December 31, 2019	$	$	$	$	$
Cash and cash equivalents	8,403,196	-	-	8,403,196	8,403,196
Deposit	740,666	-	-	740,666	740,666
Accounts receivable	-	-	2,621,239	2,621,239	2,621,239
	9,143,862	-	2,621,239	11,765,101	11,765,101

December 31, 2018
Cash and cash equivalents	109,952	-	-	109,952	109,952
Restricted cash and short-term investments held in escrow	99,684,243	-	-	99,684,243	99,684,243
Deposit	274,886	-	-	274,886	274,886
	100,069,081	-	-	100,069,081	100,069,081

	Carrying values			Fair values
Financial liabilities	FVTPL	AC	Total	Total
December 31, 2019	$	$	$	$
Warrant liability	36,874,124	-	36,874,124	36,874,124
Trade payables	-	6,806,053	6,806,053	6,806,053
Accrued liabilities	-	5,123,865	5,123,865	5,123,865
Accrued interest payable	-	815,662	815,662	815,662
Debts payable	-	43,995,661	43,995,661	43,995,661
	36,874,124	56,741,241	93,615,365	93,615,365

December 31, 2018
Class A Restricted Voting Shares subject to redemption	-	145,694,363	145,694,363	145,694,363
Warrant liability	23,983,372	-	23,983,372	23,983,372
Accrued liabilities	-	2,489,096	2,489,096	2,489,096
	23,983,372	148,183,459	172,166,831	172,166,831

The Corporation is exposed to credit risk, liquidity risk and interest rate risk. The Corporation’s management oversees the management of these risks. The Corporation’s management is supported by the board members that advise on financial risks and the appropriate financial risk governance framework for the Corporation. The Corporation’s financial risk activities are governed by policies and procedures and financial risks are identified, measured and managed in accordance with the Corporation’s policies and the Corporation’s risk appetite.

The Corporation quantified the sensitivity of inputs in relation to the contingent consideration as at December 31, 2019 and 2018, and would expect the following effect on fair value in the event of changes to the discount rate:

			Value at year end
			December 31, 2019	December 31, 2018
Significant assumption	Range of inputs	Sensitivity	$	$
Discount rate	6.3%	Increase 5%	22,502,442	-
		Decrease 5%	22,813,159	-

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

22. FINANCIAL RISK FACTORS (Continued)

(b) Credit Risk

Credit risk is the risk of unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Financial instruments which potentially subject the Corporation to concentrations of credit risk consist of cash and cash equivalents, deposits and accounts receivable. To address its credit risk arising from cash and cash equivalents and deposits, the Corporation ensures to keep these balances with reputable financial institutions. The Corporation has not recorded an ECL as all amounts are considered to be recoverable and are immaterial. The Corporation is not significantly exposed to its accounts receivable due to its diversified customer base and a stringent collection policy. No ECL has been recorded by the Corporation as all receivables are expected to be collected and are not significant. As at December 31, 2019 and December 31, 2018, the maximum amount exposed to credit risks was $11,024,435 and $109,952, respectively. The components of accounts receivable as at December 31, 2019 were:

	0-30 days	31-90 days	Over 90 days	Total
Balance, as at December 31, 2019 (in $)	2,456,226	115,808	49,205	2,621,239

(c) Liquidity Risk

Liquidity risk is the risk that the Corporation is unable to generate or obtain sufficient cash in a cost-effective manner to fund its obligations as they come due. The Corporation’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. The Corporation manages liquidity risk through maintaining sufficient funds on hand and continuously monitoring forecast and actual cash flows. As at December 31, 2019, all trade payables and accrued liabilities are due within a year. Refer to Notes 11 and 14 for future lease and debt commitments.

(d) Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Corporation is exposed to interest rate risk on its cash and cash equivalents, deposit and long-term debts. Cash and cash equivalents and deposits bear interest at market rates. The Corporation’s debts have fixed rates of interest. The Corporation does not use any derivative instruments to hedge against interest rate risk and believes that the change in interest rates will not have a significant impact on its financial results.

(e) Currency Risk

The operating results and financial position of the Corporation are reported in United States dollars. As the Corporation operates in an international environment, some of the Corporation’s financial instruments and transactions are denominated in currencies other than the United States dollar. The results of the Corporation’s operations are subject to currency transaction and translation risks.

At December 31, 2019, the Corporation had no hedging agreements in place with respect to foreign exchange rates. The Corporation has not entered into any agreements or purchased any instruments to hedge possible currency risks at this time. The Corporation believes that a change in exchange rates will not have a significant impact on financial results. The Corporation performed a sensitivity analysis on the conversion rate applied to Canadian balances:

	Value at year end Dr (Cr.)			Effect on fair value as at December 31, 2019
Balance sheet account	CDN $	Conversion rate	Sensitivity	$
Cash and cash equivalents	2,363,162	0.7653	Increase / Decrease 1%	18,085
Warrants	(36,874,124)	0.7653	Increase / Decrease 1%	(282,198)

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

23. TAXATION

As the Corporation operates in the cannabis industry, it is subject to the limits of IRC Section 280E under which the Corporation is only allowed to deduct expenses directly related to the cost of goods sold. This results in permanent book/tax differences for ordinary and necessary business expenses deemed non-allowable under IRC Section 280E. Therefore, the effective tax rate can be highly variable and may not necessarily correlate with pre-tax income or loss.

The Company is treated as a United States corporation under section 7874 of the Internal Revenue Code and is expected to be subject to United States federal income tax. However, the Company is expected, regardless of any application of section 7874 of the U.S. Tax Code, to be treated as a Canadian resident company for Canadian income tax purposes. As a result, the Corporation will be subject to taxation both in Canada and the United States. The Corporation is also subject to state income taxation in Massachusetts.

In relation to the acquisitions, explained in Notes 1 and 5, the Corporation has recognized deferred tax liabilities on the acquisition date of $44,970,332 largely due to the recognition of acquired intangible assets, biological assets and PPE. The deferred tax recovery during the year ended December 31, 2019 and year ended December 31, 2018, were $3,892,570 and $Nil, respectively, resulting in a deferred tax liability of $41,077,761 and $Nil as at December 31, 2019 and December 31, 2018.

Provision for income taxes consists of the following for the years ended December 31, 2019 and 2018:

	Year Ended December 31,
	2019	2018
	$	$
Current expense:
Federal	7,706,952	-
State	1,021,109	-
Total current expense:	8,728,061	-

Deferred benefit:
Federal	(3,442,568)	-
State	(450,002)	-
Total deferred benefit:	(3,892,570)	-

Total provision for income taxes	4,835,491	-

As at December 31, 2019, and 2018, the components of deferred tax assets and liabilities were as follows:

	Year Ended December 31,
	2019	2018
	$	$
Property, plant and equipment	(777,780)	-
Intangible assets	(41,992,664)	-
Partnerships	136,836	-
Biological assets	1,198,574	-
Inventory	79,869	-
Start-up expenses	277,404	-
Net deferred tax liability	(41,077,761)	-

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

23. TAXATION (Continued)

Deferred tax assets have not been recognized in respect of the following temporary differences:

	As at December 31,
	2019	2018
	$	$
Share issue costs	5,659,149	2,516,418
Non-capital losses carried forward - Canada	9,520,242	3,060,126
Deferred underwriters’ commission	-	3,457,154
Other temporary differences	15,269	-
Total	15,194,660	9,033,698

As at December 31, 2019, and 2018, the reconciliation between the effective tax rate on income from continuing operations and the statutory tax rate is as follows:

	Year Ended December 31,
	2019	2018
	$	$
Loss before taxes	(159,344,113)	(75,114,770)

Expected income tax (recovery) expense	(43,022,911)	(21,538,642)
Difference in foreign tax rates	569,917	-
Tax rate changes and other adjustments	36,969	-
Stock-based compensation	7,966,090	-
Unrealized change in fair value of financial liabilities	32,922,160	19,044,441
Non-deductible items	4,091,370	4,889
Benefit of tax loss not recognized	1,708,628	-
State Tax	563,268	-
Share issue costs booked through equity	-	(33,481)
Change in unrecognized temporary differences	-	2,522,793

Reported Income Tax Expense (Recovery)	4,835,491	-

Effective Tax Rate	-3.03%	0.00%

The Canadian 2019 statutory tax rate of 27% differs from the 2018 statutory tax rate of 26.5% as a result of the corporate continuance into British Colombia from Ontario in 2019.

At December 31, 2019, the Company has approximately $9.5 million of unclaimed Canadian non-capital losses which expire in the tax years 2037 through 2039.

Ayr Strategies Inc. (formerly, Cannabis Strategies Acquisition Corp.)
Notes to the Consolidated Financial Statements
For the Year Ended December 31, 2019 and 2018

24. SUBSEQUENT EVENTS

The Corporation’s management has evaluated subsequent events up to March 20, 2020, the date the consolidated financial statements were issued.

A)	On February 26, 2020, the Corporation entered a binding term sheet to acquire 100% of the membership interests in a Massachusetts LLC. Pursuant to the term sheet, the Corporation will be acquiring rights to legally open and operate a recreational cannabis license in the state of Massachusetts. The Corporation has agreed to pay a purchase price consisting of cash and non-voting interest in the net profits of the Massachusetts LLC. The term sheet is a binding agreement with respect to the terms and conditions and intended to serve as an outline of the proposed principal terms and conditions to be included in the final membership interest purchase agreement documents. The closing of the acquisition will be subject to, among other things, regulatory approval.

B)	Subsequent to year-end, in March 2020, global financial markets have experienced a disruption as a result of the novel coronavirus (COVID-19) pandemic. The impact on the Corporation is not currently determinable. Management is actively monitoring and responding to these developments in financial markets.